UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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Cheniere Energy, Inc.

(Name of Registrant as Specified In Its Charter)

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SEC 1913 (3-99)

CHENIERE ENERGY, INC.

700 Milam Street, Suite 800

Houston, Texas 77002

(713) 375-5000

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TIME AND DATE	9:00 a.m., Central Daylight Time on June 6, 2013

PLACE	The Crystal Ballroom at the Post Rice Lofts

909 Texas Avenue

Houston, Texas 77002

ITEMS OF BUSINESS	•	To elect three Class III members of the Board of Directors to hold office for a one-year term expiring at the 2014 annual meeting of stockholders.
•	To approve, on an advisory and non-binding basis, the compensation of the Company’s named executive officers for fiscal year 2012 as disclosed in this Proxy Statement.
•	To ratify the appointment of Ernst & Young LLP as our independent accountants for the 2013 fiscal year.
•	To transact such other business as may properly come before the meeting and any adjournment or postponement thereof.

RECORD DATE	You can vote if you were a stockholder of record on April 8, 2013.

PROXY VOTING	It is important that your shares be represented and voted at the meeting. You can vote your shares by completing and returning your proxy card or by voting on the Internet or by telephone. See details under the heading “How do I vote?”

ELECTRONIC AVAILABILITY OF PROXY MATERIALS	We are making this Proxy Statement, including the Notice of Annual Meeting and 2012 Annual Report on Form 10-K for the year ended December 31, 2012, available on our website at: http://www.cheniere.com/corporate/2013_annual_meeting.shtml.

BY ORDER OF THE BOARD OF DIRECTORS

Cara E. Carlson
Corporate Secretary

April 26, 2013

CHENIERE ENERGY, INC.

700 Milam Street, Suite 800

Houston, Texas 77002

(713) 375-5000

PROXY STATEMENT

Why did I receive these proxy materials?

We are providing these proxy materials in connection with the solicitation by the Board of Directors (the “Board”) of Cheniere Energy, Inc. (“Cheniere,” the “Company,” “we,” “us” or “our”), a Delaware corporation, of proxies to be voted at our 2013 Annual Meeting of Stockholders and any adjournment or postponement thereof.

You are invited to attend our Annual Meeting of Stockholders (“Meeting”) on June 6, 2013, beginning at 9:00 a.m., Central Daylight Time. The Meeting will be held in the Crystal Ballroom at the Post Rice Lofts, 909 Texas Avenue, Houston, Texas 77002.

This Notice of Annual Meeting, Proxy Statement, proxy card and 2012 Annual Report on Form 10-K for the year ended December 31, 2012, are first being mailed to stockholders on or about April 26, 2013.

Do I need a ticket to attend the Meeting?

You will need an admission ticket or proof of ownership to enter the Meeting.

If your shares are held beneficially in the name of a bank, broker or other holder of record and you plan to attend the Meeting, you must present proof of your ownership of Cheniere stock, as of April 8, 2013, such as a bank or brokerage account statement, to be admitted to the Meeting. If you would rather have an admission ticket, you can obtain one in advance by mailing a written request with proof of your ownership of Cheniere stock as of April 8, 2013, to:

Cheniere Energy, Inc.

Attention: Investor Relations

700 Milam Street, Suite 800

Houston, Texas 77002

If you have any questions about attending the Meeting, you may contact Investor Relations at info@cheniere.com or 713-375-5100.

Stockholders also must present a valid government-issued picture identification in order to be admitted to the Meeting.

No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted at the Meeting.

Who is entitled to vote at the Meeting?

Holders of Cheniere common stock at the close of business on April 8, 2013 (the “Record Date”), are entitled to receive this Notice and to vote their shares at the Meeting. As of the Record Date, there were 241,319,872 shares of common stock outstanding and entitled to vote. Each share of common stock is entitled to one vote on each matter properly brought before the Meeting.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

If your shares are registered directly in your name with Cheniere’s transfer agent, Computershare Trust Company, N.A., you are considered the “stockholder of record” of those shares. The Notice of Annual Meeting, Proxy Statement, proxy card and 2012 Annual Report on Form 10-K for the year ended December 31, 2012, have been sent directly to you by Cheniere.

If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the “beneficial owner” of such shares held in street name. The Notice of Annual Meeting, Proxy Statement, proxy card and 2012 Annual Report on Form 10-K for the year ended December 31, 2012, have been forwarded to you by your broker, bank or other holder of record, who is considered the stockholder of record of those shares. As the beneficial owner, you have the right to direct your broker, bank or other holder of record on how to vote your shares by using the voting instruction card included in the mailing or by following their instructions for voting by telephone or on the Internet.

How do I vote?

You may vote using any of the following methods:

By Mail

You may submit your proxy vote by mail by signing a proxy card if your shares are registered or, for shares held beneficially in street name, by following the voting instructions included by your broker, trustee or nominee, and mailing it in the enclosed envelope. If you provide specific voting instructions, your shares will be voted as you have instructed. If you do not indicate your voting preferences, your shares will be voted as recommended by the Board; provided, however, if you are a beneficial owner, your bank, broker or other holder of record is not permitted to vote your shares on the following proposals if your bank, broker or other holder of record does not receive voting instructions from you: Proposal 1 to elect directors and Proposal 2 to approve, on an advisory and non-binding basis, the compensation awarded to the Company’s named executive officers for the year 2012.

By telephone or on the Internet

If you have telephone or Internet access, you may submit your proxy vote by following the instructions provided on your proxy card or voting instruction form. If you are a beneficial owner, the availability of telephone and Internet voting will depend on the voting processes of your broker, bank or other holder of record. Therefore, we recommend that you follow the voting instructions in the materials you receive.

In person at the Meeting

If you are the stockholder of record, you have the right to vote in person at the Meeting. If you are the beneficial owner, you are also invited to attend the Meeting. Since a beneficial owner is not the stockholder of record, you may not vote these shares in person at the Meeting unless you obtain a “legal proxy” from your broker, bank or other holder of record that holds your shares, giving you the right to vote the shares at the Meeting.

Can I revoke my proxy?

If you are a stockholder of record, you can revoke your proxy before it is exercised by:

•	written notice to the Corporate Secretary of the Company;

•	timely delivery of a valid, later-dated proxy; or

•	voting by ballot at the Meeting.

If you are a beneficial owner of shares, you may submit new voting instructions by contacting your bank, broker or other holder of record. You may also vote in person at the Meeting if you obtain a legal proxy as described in the answer to the preceding question.

What shares are included on the proxy card?

If you are a stockholder of record, you will receive a proxy card for the shares you hold in certificate form or in book-entry form.

If you are a beneficial owner, you will receive voting instructions from your bank, broker or other holder of record.

Is there a list of stockholders entitled to vote at the Meeting?

The names of stockholders of record entitled to vote at the Meeting will be available at the Meeting and for ten days prior to the Meeting for any purpose germane to the Meeting. The list will be available between the hours of 8:30 a.m. and 4:30 p.m. Central Daylight Time, at our offices at 700 Milam Street, Suite 800, Houston, Texas 77002, by contacting the Corporate Secretary of the Company.

What are the voting requirements to elect the directors and to approve each of the proposals discussed in this Proxy Statement?

The presence in person or by proxy of the holders of a majority of the outstanding shares of common stock entitled to vote at the Meeting is necessary to constitute a quorum. In the absence of a quorum at the Meeting, the Meeting may be adjourned from time to time without notice, other than an announcement at the Meeting, until a quorum shall be present. Abstentions and “broker non-votes”

represented by submitted proxies will be included in the calculation of the number of the shares present at the Meeting for purposes of determining a quorum. “Broker non-votes” occur when a bank, broker or other holder of record holding shares for a beneficial owner does not vote on a particular proposal because that holder does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.

Proposal 1—Directors are elected by a plurality of the votes cast at the Meeting, and the three nominees who receive the most votes will be elected. If you are a beneficial owner, your bank, broker or other holder of record may not vote your shares with respect to Proposal 1 without specific instructions from you as to how to vote with respect to the election of each of the three nominees for director because the election of directors is not considered a “routine” matter. Abstentions and broker non-votes represented by submitted proxies will not be taken into account in determining the outcome of the election of directors.

Proposal 2—To be approved, Proposal 2 regarding the compensation awarded to the Company’s named executive officers for the year 2012 must receive the affirmative vote of the holders of a majority of the outstanding shares of common stock entitled to vote at the Meeting with respect to Proposal 2. Because your vote is advisory, it will not be binding on the Board of Directors or the Company. If you are a beneficial owner, your bank, broker or other holder of record may not vote your shares with respect to Proposal 2 without specific instructions from you because Proposal 2 is not considered a “routine” matter. Abstentions and broker non-votes will be counted against Proposal 2.

Proposal 3—To be approved, Proposal 3 to ratify the appointment of Ernst & Young LLP must receive the affirmative vote of the holders of a majority of the outstanding shares of common stock entitled to vote at the Meeting with respect to Proposal 3. Proposal 3 is considered a “routine” matter and, therefore, if you are a beneficial owner, your bank, broker or other holder of record has the authority to vote your shares on Proposal 3 if you have not furnished voting instructions within a specified period of time prior to the Meeting. Abstentions will be counted as a vote against Proposal 3.

Could other matters be decided at the Meeting?

As of the date of this Proxy Statement, we do not know of any matters to be raised at the Meeting other than those referred to in this Proxy Statement.

If other matters are properly presented for consideration at the Meeting, the persons named in your proxy card will have the discretion to vote on those matters for you.

Who will pay for the cost of this proxy solicitation?

We will pay the cost of soliciting proxies. Proxies may be solicited on our behalf by directors, officers or employees in person or by telephone, electronic transmission and facsimile transmission. We have hired Morrow & Co., LLC, 470 West Ave., Stamford, CT 06902, to solicit proxies. We will pay Morrow & Co., LLC a fee of $8,500 plus expenses for these services.

Who will count the vote?

Broadridge Financial Solutions, Inc., an independent third party, will tabulate the votes.

Important Notice Regarding the Availability of Proxy Materials for the 2013 Annual Meeting to be held on June 6, 2013

The Proxy Statement, including the Notice of Annual Meeting and 2012 Annual Report on Form 10-K for the year ended December 31, 2012, are available on our website at http://www.cheniere.com/corporate/ 2013_annual_meeting.shtml. Please note that the Notice of Annual Meeting is not a form for voting, and presents only an overview of the more complete proxy materials, which contain important information and are available on the Internet or by mail. We encourage our stockholders to access and review the proxy materials before voting.

PROPOSAL 1—ELECTION OF CLASS III DIRECTORS

Directors and Nominees

The Board is divided into three classes. At the Meeting, Vicky A. Bailey, David B. Kilpatrick and G. Andrea Botta will be nominated to serve as Class III directors. Each nominee, if elected, will hold office for a one-year term expiring at the 2014 annual meeting of stockholders and will serve until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal.

Unless your proxy specifies otherwise or withholds authority to vote for one or more nominees named thereon and described below, it is intended that the shares represented by your proxy will be voted for the election of these three nominees. If you are a beneficial owner, your bank, broker or other holder of record is not permitted to vote your shares on Proposal 1 to elect directors if the bank, broker or other holder of record does not receive voting instructions from you. Proxies cannot be voted for a greater number of persons than the number of nominees named. The Board is unaware of any circumstances likely to render any nominee unavailable.

The Board of Directors recommends a vote FOR the election of the three nominees as Class III directors of the Company, to hold office for a one-year term expiring at the 2014 annual meeting of stockholders or until their successors are duly elected and qualified.

The individuals listed below currently serve on the Board of the Company. Each of the Class III directors is standing for re-election and has consented to serve as a director if re-elected.

Director	Director Since	Age	Position	Class
Charif Souki	1996	60	Director, Chairman of the Board of Directors, Chief Executive Officer and President	I

Walter L. Williams	1996	85	Director	I

Keith F. Carney	2001	56	Director	I

David I. Foley	2012	45	Director	I

Nuno Brandolini	2000	59	Director	II

John M. Deutch	2006	74	Director	II

Paul J. Hoenmans	2001	80	Director	II

Vicky A. Bailey	2006	60	Director	III

David B. Kilpatrick	2003	63	Director	III

G. Andrea Botta	2010	59	Director	III

Director Biographies

Charif Souki, a co-founder of the Company, is Chairman of the Company’s Board and Chief Executive Officer and President of the Company. In December 2002, Mr. Souki assumed the positions of President and Chief Executive Officer. He relinquished the title of President in April 2005 and was re-elected President again in April 2008. From June 1999 to December 2002, he was Chairman of the Board and an independent investment banker. From September 1997 until June 1999, he was Co-Chairman of the Board of Directors, and he served as Secretary from July 1996 until September 1997. Mr. Souki has over 20 years of independent investment banking experience in the oil and gas industry and has specialized in providing financing for small capitalization companies with an emphasis on the oil and gas industry. Mr. Souki is a director, Chairman of the Board and the

Chief Executive Officer of Cheniere Energy Partners GP, LLC (“Cheniere Partners GP”), a wholly owned subsidiary of the Company and the general partner of Cheniere Energy Partners, L.P. (“Cheniere Partners”), a publicly-traded limited partnership that is operating the Sabine Pass LNG terminal in which the Company has an approximate 90.6% equity interest. Mr. Souki is also a director and Chief Executive Officer of the general partner of Sabine Pass LNG, L.P. Mr. Souki has not held any other public company directorship positions in the past five years. Mr. Souki received a B.A. from Colgate University and an M.B.A. from Columbia University.

Walter L. Williams is a member of our Compensation Committee. He served as Vice Chairman of the Board from June 1999 until June 2008. He previously served as President of Cheniere LNG, Inc., from February 1997 until June 2008, as President and Chief Executive Officer from September 1997 until June 1999 and as Vice Chairman of the Board of Directors from July 1996 until September 1997. Prior to joining the Company, Mr. Williams spent 32 years as a founder and later Chairman and Chief Executive Officer of Texoil Company, a publicly-held Gulf Coast exploration and production company. Prior to that time, he was an independent petroleum consultant. Mr. Williams has not held any other public company directorship positions in the past five years. Mr. Williams received a B.S. in Petroleum Engineering from Texas A&M University and is a Registered Professional Engineer in Louisiana and Texas. Mr. Williams currently serves on the Dwight Look College of Engineering Advisory Council at Texas A&M University.

Vicky A. Bailey is a member of our Compensation Committee and Section 162(m) Subcommittee, Audit Committee and Governance and Nominating Committee. Since November 2005, Ms. Bailey has been President of Anderson Stratton International, LLC, a strategic consulting and government relations company in Washington, D.C. She was a partner with Johnston & Associates, LLC, a public relations firm in Washington, D.C., from March 2004 through October 2005. Prior to joining Johnston & Associates, LLC, Ms. Bailey served as Assistant Secretary for the Office of Policy and International Affairs from 2001 through February 2004. From 2000 until May 2001, she was President and a director of PSI Energy, Inc., the Indiana electric utility subsidiary of Cinergy Corp. Prior to joining PSI Energy, Ms. Bailey was a Commissioner on the Federal Energy Regulatory Commission beginning in 1993. Ms. Bailey currently serves as a director of EQT Corporation, a publicly-traded integrated energy company. In January 2010, Ms. Bailey was appointed as a member of the Secretary of Energy’s Blue Ribbon Commission on America’s Nuclear Future. She received a B.S. in industrial management from Purdue University.

G. Andrea Botta is Chairman of our Audit Committee. Mr. Botta has served as President of Glenco LLC (“Glenco”), a private investment company, since February 2006. Prior to joining Glenco, Mr. Botta served as managing director of Morgan Stanley from 1999 to February 2006. Before joining Morgan Stanley, he was President of EXOR America, Inc. (formerly IFINT-USA, Inc.) from 1993 until September 1999 and for more than five years prior thereto, Vice President of Acquisitions of IFINT-USA, Inc. He currently serves on the board of directors of Graphic Packaging Holding Company. Mr. Botta earned a degree in economics and business administration from the University of Torino in 1976.

Nuno Brandolini is a director of the Company. Mr. Brandolini is a general partner of Scorpion Capital Partners, L.P., a private equity firm organized as a small business investment company (SBIC). Prior to forming Scorpion Capital and its predecessor firm, Scorpion Holding, Inc., in 1995, Mr. Brandolini served as Managing Director of Rosecliff, Inc., a leveraged buyout fund co-founded by Mr. Brandolini in 1993. Prior to 1993, Mr. Brandolini was a Vice President in the investment banking department of Salomon Brothers, Inc., and a Principal with the Batheus Group and Logic Capital, two venture capital firms. Mr. Brandolini began his career as an investment banker with Lazard Freres & Co. During the past five years, Mr. Brandolini served as a director of Miravant Medical Technologies, a pharmaceutical preparations company. Mr. Brandolini received a law degree from the University of Paris and an M.B.A. from the Wharton School.

Keith F. Carney is the Lead Director of the Board and a member of our Audit Committee and Compensation Committee. He currently is engaged in private investments. From October 2001 through December 2005, Mr. Carney was President of Dolomite Advisors, LLC, an investment firm. Mr. Carney served as Executive Vice President of the Company from 1997 through August 2001 and Chief Financial Officer and Treasurer of the Company from July 1996 through November 1997. Prior to joining the Company, Mr. Carney was a securities analyst in the oil and gas exploration/production sector with Smith Barney, Inc. from 1992 to 1996. From 1982 to 1990, he was employed by Shell Oil as an exploration geologist. Mr. Carney has not held any other public company directorship positions in the past five years. He received an M.S. in geology from Lehigh University in 1982 and an M.B.A. in Finance from the University of Denver in 1992.

John M. Deutch is Chairman of our Governance and Nominating Committee. Mr. Deutch is an Institute Professor at the Massachusetts Institute of Technology (“MIT”) and has been a member of the MIT faculty since 1970. Mr. Deutch has served in significant government posts throughout his career, including Director of Energy Research and Undersecretary of the U.S. Department of Energy, Undersecretary and Deputy Secretary of Defense, and Director of Central Intelligence. In addition, he has authored over 140 technical publications. Mr. Deutch is currently a director of Raytheon Company, a publicly-traded company. During the past five years, he also served as a director of Citigroup, Inc., a publicly-traded financial banking company, Schlumberger N.V. (Schlumberger Limited), a publicly traded oil, gas and field services company and Cummins Inc., a publicly-traded engines and turbine company. Mr. Deutch earned a B.A. in History and Economics from Amherst College and a B.S. in Chemical Engineering and a Ph.D. in Physical Chemistry from MIT.

David I. Foley is a director of the Company. Mr. Foley is a Senior Managing Director in the Private Equity Group of The Blackstone Group L.P., an investment and advisory firm (“Blackstone”), and Chief Executive Officer of Blackstone Energy Partners L.P. Prior to joining Blackstone in 1995, Mr. Foley was an employee of AEA Investors Inc., a private equity investment firm, from 1991 to 1993 and a consultant with The Monitor Company, a business management consulting firm, from 1989 to 1991. Mr. Foley currently serves as a director of Kosmos Energy Ltd. and PBF Energy, Inc. He is also a director of Cheniere Partners GP. Mr. Foley’s appointments to the boards of directors of the Company and Cheniere Partners GP were made pursuant to an investor rights agreement that was entered into by the Company, Cheniere Partners GP, Blackstone CQP Holdco, LP (“Blackstone Holdco”) and various other related parties in connection with Blackstone Holdco’s purchase of Class B units in Cheniere Energy Partners, L.P. Mr. Foley received a B.A. and a Master of Arts in economics from Northwestern University and a Master of Business Administration from Harvard Business School.

Paul J. Hoenmans is a member of our Audit Committee and Governance and Nominating Committee. Mr. Hoenmans is retired with over 35 years of senior executive level experience in the oil and gas industry. He served Mobil Oil Corporation in various executive capacities, most recently as director and Executive Vice President, with overall responsibility for policy, strategy, performance and stakeholder contact. From 1986 through 1996, he served as the President of Mobil Oil Corporation’s exploration and production division, with worldwide responsibility for upstream operations. Mr. Hoenmans held various other positions of senior executive level responsibility with Mobil since 1975, over both upstream and downstream operations worldwide throughout the Americas, Africa, Southeast Asia, the Middle East, Europe and Scandinavia. Mr. Hoenmans has not held any other public company directorship positions in the past five years. He received a B.S. in civil engineering from the University of British Columbia.

David B. Kilpatrick is Chairman of our Compensation Committee and Section 162(m) Subcommittee. Mr. Kilpatrick has over 30 years of executive, management and operating experience in the oil and gas industry. Since 1998, he has been the President of Kilpatrick Energy Group, a consulting firm to oil and gas companies. From 1996 to 1998, Mr. Kilpatrick was the President and Chief Operating Officer for Monterey Resources, Inc., an independent oil and gas company in California. From 1982 to 1996, he held various managerial positions at Santa Fe Energy Resources, an oil and gas production company. Mr. Kilpatrick is currently serving as a director of the California Independent Petroleum Association and the Independent Oil Producers Agency. He is also currently serving as a director of BreitBurn Energy Partners, L.P., a publicly-traded independent oil and gas limited partnership. During the past five years, Mr. Kilpatrick served as a director of PYR Energy Corporation, a publicly-traded crude petroleum and natural gas company and Whittier Energy Corporation, a publicly traded oil and gas field exploration services company. Mr. Kilpatrick received a B.S. in petroleum engineering from the University of Southern California and a B.A. in geology and physics from Whittier College.

Governance Information

Director Independence

The Board determines the independence of each director and nominee for election as a director in accordance with the rules and regulations of the Securities and Exchange Commission (“SEC”) and the NYSE MKT LLC independence standards, which are listed below. The Board also considers relationships that a director may have:

•	as a partner, shareholder or officer of organizations that do business with or provide services to Cheniere;

•	as an executive officer of charitable organizations to which we have made or make contributions; and

•	that may interfere with the exercise of a director’s independent judgment.

The NYSE MKT LLC independence standards state that the following list of persons shall not be considered independent:

•	a director who is, or during the past three years was, employed by the Company or by any parent or subsidiary of the Company;

•

a director who accepts, or has an immediate family member who accepts, any payments from the Company or any parent or subsidiary of the Company in excess of $120,000 during any period of twelve consecutive months within the past three fiscal years other than compensation for Board or committee services, compensation paid to an immediate family member who is a non-executive employee of the Company, compensation received for former service as an interim executive officer provided the interim service did not last longer than one year, or benefits under a tax-qualified retirement plan, or non-discretionary compensation;

•

a director who is an immediate family member of an individual who is, or has been in any of the past three years, employed by the Company or any parent or subsidiary of the Company as an executive officer;

•

a director who is, or has an immediate family member who is, a partner in, or a controlling shareholder or an executive officer of, any organization to which the Company made, or from which the Company received, payments (other than those arising solely from investments in the Company’s securities or payments under non-discretionary charitable contribution matching programs) that exceed 5% of the organization’s consolidated gross revenues for that year, or $200,000, whichever is more, in any of the most recent three fiscal years;

•

a director who is, or has an immediate family member who is, employed as an executive officer of another entity where at any time during the most recent three fiscal years any of the Company’s executive officers serve on the compensation committee of such other entity; or

•

a director who is, or has an immediate family member who is, a current partner of the Company’s outside auditor, or was a partner or employee of the Company’s outside auditor who worked on the Company’s audit at any time during any of the past three years.

As of April 4, 2013, the Board determined that Messrs. Botta, Carney, Deutch, Hoenmans, Kilpatrick and Williams and Ms. Bailey are independent, and none of them has a relationship that may interfere with the exercise of his or her independent judgment.

Board Leadership Structure and Role in Risk Oversight

Board Leadership Structure. Mr. Souki serves as Chairman of the Board and Chief Executive Officer. From time to time, the Board considers whether Mr. Souki continues to be the appropriate person to serve in the combined role of Chairman and Chief Executive Officer. The Board has determined that Mr. Souki should continue to serve in the combined role of Chairman and Chief Executive Officer based on various factors. First, as a co-founder of the Company, Mr. Souki’s leadership and vision for the Company have been instrumental in its development and its overall strategy in the LNG marketplace. Second, the Company’s execution of its liquefaction project is dependent on Mr. Souki’s continued leadership. Finally, Mr. Souki has the confidence of the Board and the Company to continue to implement the Company’s business plan.

In addition to these factors, the Company has in place sound counter-balancing mechanisms to ensure the continued accountability of the Chief Executive Officer to the Board. These counter-balancing mechanisms include:

•

The Board has appointed a Lead Director to provide independent leadership to the Board, to ensure that the Board operates independently of management and that directors have an independent leadership contact;

•

Each of the Board’s standing committees, including the Audit, Compensation and Governance and Nominating Committees, are comprised of and chaired solely by non-employee directors who meet the independence requirements under the NYSE MKT LLC listing standards and the SEC;

•	The independent directors of the Board, along with the Compensation Committee, evaluate the Chief Executive Officer’s performance, and the Compensation Committee determines his compensation;

•

The independent directors of the Board meet in regular executive sessions without management present to discuss the effectiveness of the Company’s management, including the Chief Executive Officer, the quality of the Board meetings and any other issues and concerns; and

•	The Governance and Nominating Committee has oversight of succession planning, both planned and emergency, and the Board has approved an emergency Chief Executive Officer succession process.

The Board does not believe that its leadership structure affects the Board’s role in risk oversight. See the discussion on the “Board’s Role in Risk Oversight” below. The Board does not currently have a policy as to whether the role of Chief Executive Officer and Chairman should be separate, and it has the ability to separate these roles in the future if it determines that such a separation would be in the best interest of the Company and its stockholders.

Independent Lead Director. In light of the fact that the Company’s Chairman position is held by a non-independent director, the Board has established the position of Lead Director to provide independent leadership to the Board. The Lead Director’s role exists to ensure that the Board operates independently of management and that directors have an independent leadership contact. Mr. Carney currently serves as the Lead Director of the Board. The responsibilities of the Lead Director, which have been formally adopted by the Board, outline the Lead Director’s role. The responsibilities of the Lead Director are to:

•

advise the Chairman of the Board as to an appropriate schedule of Board meetings, seeking to ensure that the independent directors can perform their duties responsibly, while not interfering with the flow of the Company’s operations;

•	provide the Chairman of the Board with input as to the preparation of agendas for the Board and committee meetings;

•

advise the Chairman of the Board as to the quality, quantity and timeliness of the flow of information from the Company’s management that is necessary for the independent directors to effectively and responsibly perform their duties, and while the Company’s management is responsible for the preparation of materials for the Board, the Lead Director may specifically request the inclusion of certain material;

•	recommend to the Chairman of the Board the retention of consultants who report directly to the Board;

•

coordinate and develop the agenda for, and moderate, executive sessions of the Company’s independent directors, and act as principal liaison between the independent directors and the Chairman of the Board on sensitive issues, including, but not limited to, related party transactions;

•	evaluate, along with the members of the Compensation Committee and the independent directors of the Board, the Chief Executive Officer’s performance;

•	develop, along with the independent directors of the Board, policies and principles with respect to the search for and evaluation of potential successors to the Chief Executive Officer; and

•	in the absence or the incapacity of the Chairman of the Board or Chief Executive Officer, act as the spokesperson for the Company.

Board’s Role in Risk Oversight. Risks that could affect the Company are an integral part of Board and committee deliberations throughout the year. The Board has oversight responsibility for assessing the primary risks (including liquidity, credit, operations and regulatory compliance) facing the Company, the relative magnitude of these risks and management’s plan for mitigating these risks. In addition to the Board’s oversight responsibility, the committees of the Board consider the risks within their areas of responsibility. The Board and its committees receive regular reports directly from members of management who are responsible for oversight of particular risks within the Company. The Audit Committee discusses with management the Company’s major financial and risk exposures and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies. The Board and its committees regularly discuss the risks related to the Company’s business strategy at their meetings.

Director Nominations and Qualifications

Director Nomination Policy and Procedures. Our Director Nomination Policy and Procedures are attached to the Governance and Nominating Committee’s written charter as Exhibit A, which is available on our website at www.cheniere.com. The Governance and Nominating Committee considers suggestions for potential director nominees to the Board of Directors from any source, including current members of the Board of Directors and our management, advisors and stockholders. The Governance and Nominating Committee of the Board of Directors evaluates potential nominees by reviewing their qualifications, results of personal and reference interviews and any other information deemed relevant. Director nominees are recommended to the Board of Directors by the Governance and Nominating Committee. The full Board of Directors will select and recommend candidates for nomination as directors for stockholders to consider and vote upon at the annual stockholders’ meeting. The Governance and Nominating Committee reviews and considers any candidates submitted by a stockholder or stockholder group in the same manner as all other candidates.

Qualifications for consideration as a director nominee vary according to the particular areas of expertise being sought as a complement to the existing Board composition. However, minimum criteria for selection of members to serve on our Board of Directors include the following:

•	highest ethical standards and integrity;

•	willingness to act on and be accountable for Board decisions;

•	high level of education and/or business experience;

•	broad-based business acumen;

•	understanding of the Company’s business and industry;

•	strategic thinking and willingness to share ideas;

•	loyalty and commitment to driving the success of the Company;

•	network of contacts; and

•	diversity of experiences, expertise and backgrounds among members of the Board of Directors.

Practices for Considering Diversity. The minimum criteria for selection of members to serve on our Board of Directors ensures that the Governance and Nominating Committee selects director nominees taking into consideration that the Board will benefit from having directors that represent a diversity of experience and backgrounds. Director nominees are selected so that the Board represents a diversity of experience in areas needed to foster the Company’s business success, including experience in the energy industry, finance, consulting, international affairs, public service, governance and regulatory compliance. Each year the Board of Directors and each committee participates in a self-assessment or evaluation of the effectiveness of the Board and its committees. These evaluations assess the diversity of talents, expertise, and occupational and personal backgrounds of the Board members.

Stockholder Nominations for Director. A stockholder of the Company who is entitled to vote at a meeting of stockholders called for the election of directors may nominate candidates for election to the Board of Directors. Nominations made by a stockholder must be made by giving notice in writing to the Corporate Secretary of the Company before the later to occur of (i) 60 days prior to the date of the meeting of stockholders called for the election of directors or (ii) 10 days after the Board of Directors makes public disclosure of the date of such meeting. In no event will the public disclosure of an adjournment of an annual meeting of stockholders commence a new time period for the giving of a stockholder’s notice as described above. A stockholder’s notice must set forth the following information as to each person whom the stockholder proposes to nominate for election or re-election as a director: (i) the name, age, business address and residence address of such person, (ii) the principal occupation or employment of such person, (iii) the class and number of shares of capital stock of the Company that are then beneficially owned by such person, (iv) any other information relating to such person that is required by law or regulation to be disclosed in solicitations of proxies for the election of directors of the Company and (v) such person’s written consent to being named as a nominee for election as a director and to serve as a director, if elected. A stockholder’s notice must also set forth the following information as to the stockholder giving the notice: (i) the stockholder’s name and address as they appear in the stock records of the Company, (ii) the class and number of shares of capital stock of the Company that are then beneficially owned by the stockholder, (iii) a description of all arrangements or understandings between the stockholder and each nominee for election as a director and any other person or persons (naming such person or persons), relating to the stockholder’s nomination and (iv) any other information required by law or regulation to be provided by a stockholder intending to nominate a person for election as a director of the Company.

Director Qualifications. The Board has concluded that, in light of our business and structure, each of our directors possesses relevant experience, qualifications, attributes and skills and should continue to serve on our Board as of the date of this Proxy Statement. The primary qualifications of our directors are further discussed below.

Mr. Souki has extensive experience with the Company as Chief Executive Officer of Cheniere, Cheniere Partners GP and the general partner of Sabine Pass LNG, L.P., and is responsible for developing the companies’ overall strategy and vision and implementing the business plans. In addition, with over 20 years of experience as an investment banker specializing in the oil and gas industry, Mr. Souki brings a unique perspective on the energy business to our Board.

Mr. Williams has significant knowledge and expertise about Cheniere and its subsidiaries based on his long history with Cheniere serving as former Chief Executive Officer of the Company for two years and serving as Vice Chairman of the Board of Directors for over 12 years. Mr. Williams brings significant executive-level experience in the oil and gas industry as well as significant knowledge about the operations of the Company to our Board.

Ms. Bailey has extensive knowledge of the energy industry, including significant experience with the Federal Energy Regulatory Commission, and government and public relations. She brings a diversified perspective to our Board based on her experience as a strategic consultant, a former energy executive and having served as Assistant Secretary for the Office of Policy and International Affairs.

Mr. Botta brings a unique international perspective to our Board and significant financial expertise. He has over 30 years of investing experience primarily in private equity investing.

Mr. Brandolini brings a unique financial perspective to our Board based on his extensive experience as an investment banker and having actively managed private equity investments for almost 20 years.

Mr. Carney has extensive experience in the oil and gas industry and significant knowledge and expertise about Cheniere and its subsidiaries based on his long history with Cheniere serving as former Executive Vice President and Chief Financial Officer and Treasurer of the Company. Mr. Carney brings significant executive-level experience in the oil and gas industry as well as significant expertise about the Company’s operations to our Board.

Mr. Deutch has extensive knowledge in the areas of technology, energy, international security and public policy. He brings a diversified perspective about the energy industry to our Board having served in significant government and academic posts throughout his career as well as on many commissions during several presidential administrations. Mr. Deutch also served in a number of positions for the U.S. Department of Energy.

Mr. Foley brings a unique financial perspective to our Board based on his extensive experience having actively managed private equity investments for over 20 years.

Mr. Hoenmans has over 35 years of senior executive level experience in the oil and gas industry, including overall responsibility for policy, strategy, performance and stakeholder contact as well as worldwide responsibility for upstream operations. Mr. Hoenmans brings significant executive-level experience in the oil and gas industry as well as an international perspective to our Board.

Mr. Kilpatrick has over 30 years of executive, management and operating experience in the oil and gas industry and brings significant executive-level and consulting experience in the oil and gas industry to our Board.

Director Retirement Policy. The Board has adopted a mandatory director retirement policy that requires each director who has attained the age of 75 to retire from the Board at the annual meeting of stockholders of the Company held in the year at which his or her current term expires unless the Board determines such mandate for a particular director is not at the time in the best interests of the Company. The Board believes this policy will ensure a healthy rotation of directors, which will promote the continued influx of new ideas and perspectives to the Board.

Code of Conduct and Ethics

Our Code of Business Conduct and Ethics, which is applicable to all directors, officers and employees of the Company, is available on the Company’s website at www.cheniere.com.

Meetings and Committees of the Board

Our operations are managed under the broad supervision and direction of the Board of Directors, which has the ultimate responsibility for the establishment and implementation of the Company’s general operating philosophy, objectives, goals and policies. Pursuant to delegated authority, certain Board functions are discharged by the Board’s standing Audit, Compensation and Governance and Nominating Committees. Members of the Audit, Compensation and Governance and Nominating Committees for a given year are selected by the Board following the annual stockholders’ meeting. During the fiscal year ended December 31, 2012, the Company’s Board of Directors held 20 meetings. Each incumbent member of the Board, except Mr. Foley who joined the Board in August 2012, attended or participated in at least 75% of the aggregate number of (i) Board meetings and (ii) committee meetings held by each committee of the Board on which the director served. During

2012, Mr. Foley attended or participated in at least 75% of the aggregate number of Board meetings since he joined the Board in August 2012. Although directors are not required to attend annual stockholders’ meetings, they are encouraged to attend such meetings. At the 2012 annual meeting of stockholders, all members of the Board of Directors at such time were present.

Audit Committee

The Audit Committee’s members at December 31, 2012 were G. Andrea Botta, Keith F. Carney, Vicky A. Bailey and Paul J. Hoenmans. Mr. Botta serves as Chairman of the Audit Committee. Each member of the Audit Committee has been determined by the Board to be “independent” as defined by the NYSE MKT, LLC listing standards and by the SEC, and the Board has determined that Mr. Carney is an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K promulgated by the SEC. The Audit Committee held 8 meetings during the fiscal year ended December 31, 2012.

The Audit Committee has a written charter, which is available on our website at www.cheniere.com. The Audit Committee is appointed by the Board to oversee the accounting and financial reporting processes of the Company and the audits of the Company’s financial statements. The Audit Committee assists the Board in monitoring:

•	the integrity of the Company’s financial statements;

•	the qualifications, independence and performance of our independent accountants;

•	our internal audit function and systems of internal controls over financial reporting and disclosure controls and procedures;

•	the performance of our audit and accounting processes generally; and

•	compliance by the Company with legal and regulatory requirements.

The Audit Committee provides for open, ongoing communication among the independent accountants, financial and senior management, compliance officers and the Board concerning our financial and compliance position and affairs. The Audit Committee has the power to conduct or authorize investigations into any matters within its scope of responsibilities and has sole authority to retain special legal, accounting or other consultants to advise the Audit Committee and to approve the fees and other retention terms of such consultants. The Audit Committee’s responsibility is oversight, and it recognizes that the Company’s management is responsible for preparing the Company’s financial statements and complying with applicable laws and regulations.

Governance and Nominating Committee

The Governance and Nominating Committee’s members at December 31, 2012 were John M. Deutch, Vicky A. Bailey and Paul J. Hoenmans. Mr. Deutch serves as Chairman of the Governance and Nominating Committee. Each member of the Governance and Nominating Committee has been determined by the Board to be “independent” as defined by the NYSE MKT LLC listing standards and by the SEC. The Governance and Nominating Committee held 2 meetings during the fiscal year ended December 31, 2012.

The Governance and Nominating Committee has a written charter, which is available on our website at www.cheniere.com. The Governance and Nominating Committee is appointed by the Board to oversee the Company’s policies and practices relating to corporate governance and to review the effectiveness of the Company’s corporate governance policies and practices periodically. The Governance and Nominating Committee also oversees our Director Nomination Policy and Procedures. The Governance and Nominating Committee has the following duties and responsibilities, among others:

•	oversee the evaluation by the Board of itself and its committees;

•

identify, recruit and evaluate individuals qualified to serve on the Board and to recommend that the Board select director nominees to be considered for election at the Company’s annual meeting of stockholders or to be appointed by the Board to fill an existing or newly created vacancy on the Board;

•	identify members of the Board to serve on each Board committee and as chairman and recommend each such member and chairman to the Board;

•	assist the Board in determining director independence under applicable laws, rules and regulations;

•	ensure the Board maintains policies and procedures with respect to the evaluation of the performance of the CEO and succession planning;

•	review periodically the size of the Board and the number and responsibilities of the committees of the Board to ensure continued effectiveness; and

•	make recommendations to the Board on non-employee director compensation.

Compensation Committee

The Compensation Committee’s members at December 31, 2012 were Vicky A. Bailey, Keith F. Carney, David B. Kilpatrick and Walter L. Williams. Mr. Kilpatrick serves as Chairman of the Compensation Committee. Mr. Williams was appointed to the Compensation Committee in August 2012. Each member of the Compensation Committee has been determined by the Board to be “independent” as defined by the NYSE MKT LLC listing standards and by the SEC. The Compensation Committee held 7 meetings during 2012. The Compensation Committee reviews and approves the compensation policies, practices and plans of the Company pursuant to a written charter, which is available on our website at www.cheniere.com. The Chairman of the Compensation Committee, in consultation with other Compensation Committee members, members of management and the compensation consultant, determines the agenda and dates of Compensation Committee meetings.

Under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), a public company’s corporate income tax deduction is capped at $1 million per year for amounts paid to the company’s chief executive officer and any of the three other highest paid executives, excluding the chief financial officer, who are employed as of the end of the year. However, the $1 million cap does not apply to performance-based compensation that is paid because of the attainment of one or more pre-established and objective performance goals adopted by a compensation committee consisting of two or more “outside directors.” For a member of a compensation committee to be considered an outside director under Section 162(m) of the Code, the director must not:

•	be a current employee of the company;

•	be a former employee of the company who is receiving compensation for prior services;

•	be an officer or former officer of the company; or

•	have received remuneration from the company for reasons other than being a director of the company.

Mr. Carney and Mr. Williams, members of the Compensation Committee, are former officers of Cheniere and Cheniere LNG, Inc., respectively, and, as such, are not considered independent under the Code. In order for performance-based compensation to meet the exemption of the $1 million cap, a Section 162(m) Subcommittee of all of the Compensation Committee members except Mr. Carney and Mr. Williams exists. Mr. Kilpatrick serves as Chairman of the Section 162(m) Subcommittee. The purpose of the Section 162(m) Subcommittee is to monitor compliance by the Company with the requirements of Section 162(m) of the Code and to consider and approve performance-based awards. The Section 162(m) Subcommittee held 1 meeting during 2012.

The Compensation Committee’s charter is reviewed annually. Changes to the charter must be approved by the Board on the recommendation of the Compensation Committee. The charter provides that the Compensation Committee has the sole authority to retain and terminate any compensation consultant engaged to assist in the evaluation of compensation of directors and executive officers of the Company, including the sole authority to approve such consultant’s fees and other retention terms. Pursuant to the charter, the Compensation Committee and/or Section 162(m) Subcommittee have the following duties and responsibilities, among others:

•	establishing corporate goals and objectives for performance-based compensation and the maximum amount of performance-based compensation for a defined performance period;

•	approving performance-based compensation, if any, after the end of the performance period;

•	determining and approving the compensation level for the Chief Executive Officer and the other executive officers based on the Committee’s evaluations; and

•	establishing and periodically reviewing the Company’s compensation policy and strategy and making recommendations to the Board with respect to incentive compensation plans and equity-based plans.

Compensation Committee Interlocks and Insider Participation

Mr. Carney and Mr. Williams, who serve as members of the Compensation Committee, were previously officers of Cheniere and Cheniere LNG, Inc., respectively. Mr. Carney served as Chief Financial Officer and Treasurer of the Company from July 1996 through November 1997 and Executive Vice President from 1997 through August 2001. Mr. Williams served as President of Cheniere LNG, Inc., from February 1997 until June 2008, and as President and Chief Executive Officer from September 1997 until June 1999. None of our executive officers serves as a member of the compensation committee of any other company that has an executive officer serving as a member of our Board of Directors. None of our executive officers serves as a member of the board of directors of any other company that has an executive officer serving as a member of our Compensation Committee.

Director Compensation

The compensation paid to our directors for the year ended December 31, 2012, is set forth in the following table:

Director Compensation Table for Fiscal 2012

Name (1)	Fees Earned or Paid in Cash ($)	Stock Awards ($) (2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Vicky A. Bailey (3)	$80,000	$80,000	—	—	—	—	$160,000
G. Andrea Botta (4)	$90,000	$90,000	—	—	—	—	$180,000
Nuno Brandolini (5)	$80,000	$80,000	—	—	—	—	$160,000
Keith F. Carney (6)	$45,000	$180,000	—	—	—	—	$225,000
John M. Deutch (7)	$85,000	$85,000	—	—	—	—	$170,000
David I. Foley (8)	—	$160,000	—	—	—	—	$160,000
Paul J. Hoenmans (9)	$40,000	$160,000	—	—	—	—	$200,000
David B. Kilpatrick (10)	$90,000	$90,000	—	—	—	—	$180,000
Walter L. Williams (11)	$85,000	$80,000	—	—	—	$11,794	$176,794

(1)	Charif Souki is an executive officer of the Company and did not receive additional compensation for his service as a director.

(2)

The amounts in this column reflect the grant date fair value ($11.75) of awards made on June 4, 2012 to each of the directors with the exception of Mr. Foley. Mr. Foley joined the Board in August 2012. The amount in this column for Mr. Foley reflects the grant date fair value ($18.73) of his award made on October 1, 2012.

(3)	Ms. Bailey was granted 6,809 shares of restricted stock in 2012 with a grant date fair value of $80,000. As of December 31, 2012, she held a total of 25,000 stock options and 6,809 shares of restricted stock.

(4)	Mr. Botta was granted 7,660 shares of restricted stock in 2012 with a grant date fair value of $90,000. As of December 31, 2012, he held a total of 7,660 shares of restricted stock.

(5)	Mr. Brandolini was granted 6,809 shares of restricted stock in 2012 with a grant date fair value of $80,000. As of December 31, 2012, he held a total of 6,809 shares of restricted stock.

(6)	For the period from the 2012 Annual Meeting of Stockholders through the 2013 Annual Meeting of Stockholders, Mr. Carney elected to receive payment of compensation 100% in restricted stock. Mr. Carney was granted 15,320 shares of restricted stock in 2012 with a grant date fair value of $180,000. As of December 31, 2012, he held a total of 15,320 shares of restricted stock.

(7)	Mr. Deutch was granted 7,235 shares of restricted stock in 2012 with a grant date fair value of $85,000. As of December 31, 2012, he held a total of 25,000 stock options and 7,235 shares of restricted stock.

(8)	For the period from the 2012 Annual Meeting of Stockholders through the 2013 Annual Meeting of Stockholders, Mr. Foley elected to receive payment of compensation 100% in restricted stock. Mr. Foley was granted 8,542 shares of restricted stock in 2012 with a grant date fair value of $160,000. As of December 31, 2012, he held a total of 8,542 shares of restricted stock. Mr. Foley is an employee of Blackstone and, pursuant to arrangements between Mr. Foley and Blackstone, is required to transfer to Blackstone any and all compensation received in connection with his directorship for any company Blackstone invests in or advises.

(9)	For the period from the 2012 Annual Meeting of Stockholders through the 2013 Annual Meeting of Stockholders, Mr. Hoenmans elected to receive payment of compensation 100% in restricted stock. Mr. Hoenmans was granted 13,618 shares of restricted stock in 2012 with a grant date fair value of $160,000. As of December 31, 2012, he held a total of 13,618 shares of restricted stock.

(10)	Mr. Kilpatrick was granted 7,660 shares of restricted stock in 2012 with a grant date fair value of $90,000. As of December 31, 2012, he held a total of 7,660 shares of restricted stock.

(11)	Mr. Williams was granted 6,809 shares of restricted stock in 2012 with a grant date fair value of $80,000. As of December 31, 2012, he held a total of 6,809 shares of restricted stock. Mr. Williams also had use of an office, parking space, laptop and blackberry at the Company’s headquarters during 2012. The pro rata amount of office lease expense related to that space was approximately $3,348, the parking expense was approximately $3,442 and the laptop/blackberry expense was approximately $5,004.

During the fiscal year ended December 31, 2012, the Board of Directors approved compensation, payable as of June 4, 2012, of $160,000 to non-employee directors for service for the period from the 2012 Annual Meeting of Stockholders through the 2013 Annual Meeting of Stockholders. The Board also awarded the Chairman of the Audit Committee, the Chairman of the Compensation Committee and the Lead Director additional compensation of $20,000 each and the Chairman of the Governance and Nominating Committee additional compensation of $10,000 for the additional time required to perform their responsibilities. In order to provide the directors some flexibility on the type and timing of the compensation, directors were given the option to elect payment of such amounts 100% in restricted stock or 50% in restricted stock and 50% in cash. Cash payments are made quarterly. The number of shares of restricted stock issued was determined based on the closing price of the Company’s common stock as reported by the NYSE MKT LLC on the date payable (for June 4, 2012: $11.75 and for October 1, 2012: $18.73). The directors’ restricted stock vests on the first anniversary of the date of grant.

MANAGEMENT

Executive Officers

The following table sets forth the names, ages and positions of each of our executive officers, as of April 15, 2013, all of whom serve at the request of the Board of Directors and are subject to annual appointment by the Board:

Name	Age	Position
Charif Souki	60	Chairman, Chief Executive Officer and President

Jean Abiteboul	61	Senior Vice President—International

Meg A. Gentle	38	Senior Vice President and Chief Financial Officer

Greg W. Rayford	45	Senior Vice President and General Counsel

R. Keith Teague	48	Senior Vice President—Asset Group

H. Davis Thames	45	Senior Vice President—Marketing

Charif Souki, a co-founder of the Company, is currently Chairman of the Board of Directors and Chief Executive Officer and President. Further information regarding Mr. Souki is provided above under “Director Biographies.”

Jean Abiteboul has served as Senior Vice President—International since November 2007. Since February 2006, Mr. Abiteboul has also served as Executive Director, Cheniere LNG Services S.A.R.L., a wholly owned subsidiary of the Company. From 1975 until February 2006, he held different positions within Gaz de France, a publicly-traded natural gas distribution company, including Secretary to the Board of Directors from 2004 until 2006; International Executive Vice President from 2003 to 2004; Executive Vice President, Gas Supply, Trading and Marketing from 2002 until 2003; and Executive Vice President, Gas Supply from 1998 to 2003. He also served on the Board of Directors of Tejas Power Corporation (USA), Gas Metropolitan (Canada), Sceptre Resources (Canada) and other affiliated companies of Gaz de France in Europe. Mr. Abiteboul graduated as an Engineer from Ecole Centrale de Lyon and obtained a Diploma in Economics from Université de Lyon.

Meg A. Gentle has served as Senior Vice President and Chief Financial Officer since March 2009. Prior to March 2009, she served as Senior Vice President—Strategic Planning & Finance since February 2008. Prior to February 2008, she served as Vice President of Strategic Planning since September 2005 and Manager of Strategic Planning since June 2004. Prior to joining Cheniere, Ms. Gentle spent eight years in energy market development, economic evaluation, and long-range planning. She conducted international business development and strategic planning for Anadarko Petroleum Corporation, a publicly-traded integrated energy company, from January 1998 to May 2004 and energy market analysis for Pace Global Energy Services, an energy management and consulting firm, from August 1996 to December 1998. Ms. Gentle is currently a director and Senior Vice President and Chief Financial Officer of Cheniere Partners GP, a wholly owned subsidiary of the Company. Ms. Gentle is also Chief Financial Officer of the general partner of Sabine Pass LNG, L.P. Ms. Gentle received her B.A. in Economics and International Affairs from James Madison University in May 1996 and her M.B.A. from Rice University in May 2004.

Greg W. Rayford has served as Senior Vice President and General Counsel of the Company since March 2011. Prior to joining the Company, Mr. Rayford served as corporate partner of Andrews Kurth LLP with a focus on mergers and acquisitions and corporate and commercial transactions from July 2007 to February 2011. Prior to July 2007, he served as corporate counsel at Science Applications International Corporation, a scientific, engineering and technology applications company. Prior to that, Mr. Rayford was a corporate partner of

Kirkland & Ellis LLP where his experience included various strategic and leveraged buyouts and recapitalizations, divestitures, venture capital and minority investments, and public and private offerings of debt and equity securities. Mr. Rayford earned his law degree, magna cum laude, from the University of Wisconsin Law School and his B.B.A. in Finance Investment and Banking from the University of Wisconsin.

R. Keith Teague has served as Senior Vice President—Asset Group since April 2008 and President of Cheniere Pipeline Company, a wholly owned subsidiary of the Company, since January 2005. Prior to April 2008, he served as Vice President—Pipeline Operations beginning in May 2006. Mr. Teague began his career with the Company in February 2004 as Director of Facility Planning. Prior to joining the Company, Mr. Teague served as the Director of Strategic Planning for the CMS Panhandle Companies from December 2001 until September 2003. Mr. Teague is currently a director, President and Chief Operating Officer of Cheniere Partners GP. Mr. Teague is also President of the general partner of Sabine Pass LNG, L.P. and is responsible for the development, construction and operation of the Company’s LNG terminal and pipeline assets. Mr. Teague received a B.S. in civil engineering from Louisiana Tech University and an M.B.A. from Louisiana State University.

H. Davis Thames has served as Senior Vice President—Marketing of the Company since December 2007 and President of Cheniere Marketing, LLC, a wholly owned subsidiary of the Company, since November 2007. Prior to that time, he was Vice President Marketing, Strategy & Analysis since December 2006 and Executive Vice President of Cheniere Marketing, LLC since February 2007. Prior to joining the Company as Vice President Marketing & Analysis in July 2005, Mr. Thames worked for Cross Country Energy, LLC from 2003 to 2005; Enron Corp. from 1999 to 2003; and Flowserve Corp. from 1991 to 1999. Mr. Thames earned a B.S. in Mechanical Engineering from The University of Texas at Austin, an M.S. in Mechanical Engineering from Texas A&M University, and an M.B.A. from the UCLA Anderson School of Management.

Indemnification of Officers and Directors

Our Restated Certificate of Incorporation, as amended, and Amended and Restated By-laws, as amended (“By-laws”), provide that the Company shall indemnify its directors and officers to the fullest extent possible under Delaware law. These indemnification provisions require the Company to indemnify such persons against certain liabilities and expenses to which they may become subject by reason of their service as a director or officer of the Company or any of its affiliated enterprises. The provisions also set forth certain procedures, including the advancement of expenses, that apply in the event of a claim for indemnification.

We have also entered into an Indemnification Agreement with each member of our Board of Directors and each officer of the Company. The Indemnification Agreement provides for indemnification for all expenses and claims that a director or officer incurs as a result of actions taken, or not taken, on behalf of the Company while serving as a director, officer, employee, controlling person, agent or fiduciary of the Company, or any subsidiary of the Company, with such indemnification to be paid within 25 days after demand. The Indemnification Agreement provides that no indemnification will generally be provided (1) for claims brought by the director or officer, except for a claim of indemnity under the Indemnification Agreement, if the Company approves the bringing of such claim, or if the Delaware General Corporation Law requires providing indemnification because the director or officer has been successful on the merits of such claim, (2) for claims under Section 16(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (3) if the director or officer did not act in good faith or in a manner reasonably believed by the director or officer to be in or not opposed to the best interests of the Company, (4) if the director or officer had reasonable cause to believe that his or her conduct was unlawful in a criminal proceeding, or (5) if the director or officer is adjudged liable to the Company. Indemnification will be provided to the extent permitted by law, the Company’s Restated Certificate of Incorporation, as amended, and By-laws, and to a greater extent if by law the scope of coverage is expanded after the date of the Indemnification Agreement. In all events, the scope of coverage will not be less than what is in existence on the date of the Indemnification Agreement.

SECURITY OWNERSHIP

As of April 15, 2013, there were 241,319,872 shares of common stock outstanding. The information provided below summarizes the beneficial ownership of directors, nominees for director, named executive officers set forth in the “Summary Compensation Table,” and owners of more than 5% of outstanding common stock. “Beneficial Ownership” generally includes those shares of Company common stock that a person has the power to vote, sell or acquire within 60 days. It includes shares of Company common stock that are held directly and also shares held indirectly through a relationship, a position as a trustee or under a contract or understanding.

Directors and Executive Officers

The following table sets forth information with respect to shares of common stock of the Company owned of record and beneficially as of April 15, 2013, by each director, nominee for director and named executive officer set forth in the “Summary Compensation Table” and by all directors and executive officers of the Company as a group. On April 15, 2013, the directors and executive officers of the Company beneficially owned an aggregate of 19,184,407 shares of common stock (approximately 7.9% of the outstanding shares entitled to vote at the time).

The table also presents the ownership of common units of Cheniere Energy Partners, L.P. owned of record or beneficially as of April 15, 2013, by each director, nominee for director and named executive officer set forth in the “Summary Compensation Table” and by all directors and executive officers of the Company as a group. The Company owns a majority interest in Cheniere Energy Partners, L.P. through its wholly owned subsidiaries, Cheniere LNG Holdings, LLC, Cheniere Subsidiary Holdings, LLC, Cheniere Common Units Holding, LLC, Cheniere Class B Units Holdings, LLC and Cheniere Energy Partners GP, LLC. As of April 15, 2013, there were 57,078,848 common units, 135,383,831 subordinated units, 133,333,334 Class B units and 6,648,898 general partner units of Cheniere Energy Partners, L.P. outstanding.

	Cheniere Energy, Inc.			Cheniere Energy Partners, L.P.
Name of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership		Percent of Class	Amount and Nature of Beneficial Ownership		Percent of Class
Charif Souki	9,327,546	(2)	3.9%	400,100	(3)	*
Walter L. Williams	288,575	(4)	*	15,388		*
Keith F. Carney	306,906	(5)	*	10,000	(5)	*
David I. Foley	8,542	(6)	*	—		*
Nuno Brandolini	1,437,729	(7)	*	—		*
Paul J. Hoenmans	93,618		*	—		*
David B. Kilpatrick	145,908		*	—		*
John M. Deutch	59,043	(8)	*	—		*
Vicky A. Bailey	55,513	(9)	*	—		*
G. Andrea Botta	46,412		*	—		*
Meg A. Gentle	1,900,766	(10)	*	8,035		*
Jean Abiteboul	1,167,095	(11)	*	—		*
H. Davis Thames	1,702,183	(12)	*	500		*
Greg W. Rayford	1,219,258		*	—		*
R. Keith Teague	1,425,313	(13)	*	—		*
All directors and executive officers as a group (15 persons)	19,184,407	(14)	7.9%	434,023		*

*	Less than 1%

(1)	Except as otherwise noted, the address of the directors and executive officers is in care of Cheniere Energy, Inc., 700 Milam Street, Suite 800, Houston, Texas 77002.

(2)	Includes 300,000 shares held by trust. Some of the shares held by Mr. Souki have been pledged as collateral.

(3)	Includes 400,100 units held by Mr. Souki’s wife.

(4)	Includes 10,000 shares owned by Mr. Williams’ wife.

(5)	All of the shares and units held by Mr. Carney are held in a margin account.

(6)	On October 1, 2012, Mr. Foley was issued a restricted stock grant of 8,542 shares of Cheniere common stock. Based on a Form 4 filed by Mr. Foley, he disclaims beneficial ownership of these securities. Mr. Foley is an employee of Blackstone and, pursuant to arrangements between Mr. Foley and Blackstone, is required to transfer to Blackstone any and all compensation received in connection with his directorship for any company Blackstone invests in or advises.

(7)	Includes 2,000 shares held by Mr. Brandolini’s wife and 1,181,711 shares held by Scorpion Capital Partners, L.P. (“Scorpion”), of which Mr. Brandolini is a general partner. Mr. Brandolini disclaims beneficial ownership of the shares held by Scorpion except to the extent of his pecuniary interest therein.

(8)	Includes 25,000 shares issuable upon exercise of currently exercisable stock options held by Mr. Deutch.

(9)	Includes 25,000 shares issuable upon exercise of currently exercisable stock options held by Ms. Bailey.

(10)	Includes 80,000 shares issuable upon exercise of currently exercisable stock options held by Ms. Gentle.

(11)	Includes 50,000 shares issuable upon exercise of currently exercisable stock options held by Mr. Abiteboul.

(12)	Includes 10,400 shares issuable upon exercise of currently exercisable stock options held by Mr. Thames.

(13)	Includes 30,000 shares issuable upon exercise of currently exercisable stock options held by Mr. Teague.

(14)	Includes an aggregate of 220,400 shares issuable upon exercise of currently exercisable stock options and no shares which are issuable upon exercise of stock options which become exercisable within 60 days.

Owners of More than Five Percent of Outstanding Stock

The following table shows the beneficial owners known by us to own more than five percent of our voting stock as of April 15, 2013.

	Common Stock
Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Soroban Capital Partners LLC. 444 Madison Avenue, 12th Floor New York, NY 10022	23,075,606	(1)	9.55	% (1)
Havelock Fund Investments Pte Ltd 60B Orchard Road, #06-18 Tower 2, The Atrium@Orchard Singapore 238891	18,346,975	(2)	8.2	% (2)
Prudential Financial, Inc. 751 Broad Street Newark, New Jersey 07102	13,635,059	(3)	6.1	% (3)
Jennison Associates LLC 466 Lexington Avenue New York, New York 10017	13,614,449	(4)	6.1	% (4)
PointState Capital LP 40 West 57th Street, 25th Floor New York, New York, 10019	13,420,333	(5)	6.0	% (5)

(1)	Information is based on a Schedule 13G filed with the SEC on March 13, 2013 by (i) Soroban Master Fund LP (“Soroban Master Fund”), (ii) Soroban Capital Partners LLC (“Soroban Capital Partners”), and

(iii) Eric W. Mandelblatt (“Mandelblatt”). Each of Soroban Master Fund, Soroban Capital Partners and Mandelblatt are deemed to beneficially own 23,075,606 shares of common stock. Soroban Master Fund, Soroban Capital Partners and Mandelblatt have shared power to vote and dispose of the shares beneficially owned.

(2)	Information is based on a Schedule 13G/A filed with the SEC on January 28, 2013 by: (i) Havelock Fund Investments Pte Ltd (“Havelock”), (ii) Temasek Holdings (Private) Limited (“Temasek Holdings”) and (iii) Fullerton Fund Investments Pte Ltd (“Fullerton”). Each of Havelock, Temasek Holdings and Fullerton are deemed to beneficially own 18,346,975 shares of common stock. Havelock, Temasek Holdings and Fullerton have shared power to vote and dispose of the shares beneficially owned.

(3)	Information is based on a Schedule 13G/A filed with the SEC by Prudential Financial, Inc. (“Prudential”) on February 11, 2013. Prudential, in its capacity as a parent holding company, may be deemed to beneficially own 13,635,059 shares that are beneficially owned by its subsidiaries. Prudential has the sole power to vote or to direct the vote of 248,873 shares, the shared power to vote or to direct the vote of 13,291,185 shares, the sole power to dispose or direct the disposition of 248,873 shares, and the shared power to dispose or to direct the disposition of 13,386,186 shares. Because Prudential indirectly owns 100% of the equity interests of Jennison Associates LLC (“Jennison”), Prudential may be deemed to have the power to exercise or direct the exercise of the voting and dispositive power that Jennison may be deemed to have with respect to the shares owned by the portfolio managed by Jennison. Jennison does not file jointly with Prudential; therefore, the shares reported on Jennison’s Schedule 13G may be included in the shares reported on Prudential’s Schedule 13G. See footnote (4) below.

(4)	Information is based on a Schedule 13G/A filed with the SEC by Jennison Associates LLC on February 13, 2013. Jennison, in its capacity as an investment adviser, may be deemed to beneficially own 13,614,449 shares of common stock that are held of record by clients of Jennison. Jennison has the sole power to vote or direct the vote of 13,519,448 shares of common stock, and the shared power to dispose or direct the disposition of 13,614,449 shares of common stock. Jennison furnishes investment advice to several investment companies, insurance separate accounts, and institutional clients. As a result of its role as an investment adviser, Jennison may be deemed to be the beneficial owner of the shares of common stock held by the portfolios it manages. Because Prudential indirectly owns 100% of the equity interests of Jennison, Prudential may be deemed to have the power to exercise or direct the exercise of the voting and/or dispositive power that Jennison may be deemed to have with respect to the shares owned by the portfolios managed by Jennison. Jennison does not file jointly with Prudential; therefore, the shares reported on Jennison’s Schedule 13G may be included in the shares reported on Prudential’s Schedule 13G. See footnote (3) above.

(5)	Information is based on a Schedule 13G/A filed with the SEC on February 13, 2013 by: (i) PointState Capital LP (“PointState”) and (ii) Zachary J. Schreiber. PointState serves as the investment manager to SteelMill Master Fund, LP, a Cayman Islands limited partnership (“SteelMill”), and PointState Fund LP, a Delaware limited partnership (“PointState Fund”). Mr. Schreiber serves as managing member of PointState Capital GP LLC, a Delaware limited liability company (“PointState GP”), which in turn serves as the general partner of PointState, and serves as managing member of PointState Holdings LLC, the general partner of SteelMill and PointState Fund (collectively, the “Funds”). PointState, which serves as the investment manager to the Funds, and Mr. Schreiber, as managing member of PointState GP, each may be deemed to beneficially own 13,420,333 shares of common stock. PointState and Mr. Schreiber have shared power to vote and dispose of the shares beneficially owned.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following discussion and analysis of compensation arrangements of our named executive officers should be read together with the compensation tables and related disclosures set forth below. This discussion contains forward-looking statements that are based on our current plans, as well as considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that we adopt may differ materially from currently planned programs as summarized in this discussion.

Company Overview

Cheniere Energy, Inc. (“Cheniere”) is a Houston-based energy company primarily engaged in LNG-related businesses. We own and operate the Sabine Pass LNG terminal in Louisiana through our ownership interest in and management agreements with Cheniere Energy Partners, L.P. (“Cheniere Partners”). Cheniere Partners is developing natural gas liquefaction facilities (the “Liquefaction Project”) at the Sabine Pass LNG terminal adjacent to the existing facilities at the Sabine Pass LNG terminal through its wholly owned subsidiary, Sabine Pass Liquefaction, LLC (“Sabine Pass Liquefaction”). We also own and operate the Creole Trail Pipeline, which interconnects the Sabine Pass LNG terminal with natural gas markets in North America. One of our subsidiaries, Cheniere Marketing, LLC (“Cheniere Marketing”), is marketing LNG and natural gas on its own behalf and on behalf of Cheniere Partners in an effort to monetize the other half of the LNG receiving capacity at the Sabine Pass LNG terminal during construction of the Liquefaction Project. We also are in various stages of developing other projects, including LNG and associated pipeline related projects, each of which, among other things, will require acceptable commercial and financing arrangements before we make a final investment decision.

Overview of Executive Compensation for 2012

In August 2012, Sabine Pass Liquefaction secured financing commitments to fund the cost of, and issued a full notice to proceed (“NTP”) to Bechtel Oil, Gas and Chemicals, Inc. (“Bechtel”) in connection with, constructing Train 1 and Train 2 of the Liquefaction Project. In December 2012, Sabine Pass Liquefaction entered into a lump sum turnkey contract with Bechtel to construct Train 3 and Train 4 of the Liquefaction Project. The following are highlights of the more significant events involving our executive officers’ compensation for 2012 as a result of the Company’s significant progress on the Liquefaction Project and a more detailed discussion has been added to this Compensation Discussion and Analysis under the headings “2012 Base Salary,” “2012 Cash Bonus Awards,” “Long-Term Commercial Bonus Awards for Train 1 and Train 2 under the 2011—2013 Bonus Plan” and “Long-Term Commercial Bonus Awards for Train 3 and Train 4 under the 2011—2013 Bonus Plan:”

•

In January 2012, each of our executive officers received a 2.5% base salary increase, which was recommended by management and approved by the Compensation Committee because our executive officers’ base salaries were at or below the median, or 50th percentile, of the market. In August 2012, the Compensation Committee approved mid-year 2012 base salary increases for our executive officers to raise our executive officers’ base salaries to the 50th percentile of the market.

•

In August 2012, in connection with the issuance of NTP and in order to recognize the Company’s achievements with respect to Train 1 and Train 2 of the Liquefaction Project, the Compensation Committee approved Long-Term Commercial Bonus Awards for Train 1 and Train 2 of the Liquefaction Project to be paid from the Long-Term Bonus Pool for 2011 for each of the executive officers pursuant to the 2011—2013 Bonus Plan. Each of our executive officers received a portion of their Long-Term Commercial Bonus Award for Train 1 and Train 2 of the Liquefaction Project in cash (the “Long-Term Commercial Cash Award”) and in equity in the form of restricted stock (the “Restricted Stock Award”) on August 9, 2012.

•

On December 21, 2012, the Compensation Committee approved a cash bonus award for the executive officers based on the achievement of the Company’s 2012 performance goals under the Corporate Annual Cash Bonus Pool of the 2011—2013 Bonus Plan. The cash bonus awards were paid to the executive officers on December 28, 2012.

Compensation Philosophy and Objectives

Our executive compensation program and objectives are based on our need to attract and retain executives with the talent and experience necessary for Cheniere to achieve its primary business goals. We compete for executive talent with larger energy companies which have substantially greater resources. In 2012, we generally targeted our executives’ total cash compensation between the median and 75th percentile of the market data of energy companies that we compete with for executive talent. All of our employees, including our executive officers, participate in the 2011—2013 Bonus Plan to tie annual cash bonus and long-term incentive awards to the Company’s performance. Our executive officers’ total compensation for 2012 consisted of their (i) annual base salary, (ii) an annual cash bonus award under the 2011—2013 Bonus Plan and (iii) a long-term incentive award in the form of a Long-Term Commercial Bonus Award for Train 1 and Train 2 of the Liquefaction Project under the 2011—2013 Bonus Plan.

Results from the 2012 Say on Pay Shareholder Vote

At our 2012 Annual Meeting of Stockholders, 85% of the votes cast on the non-binding advisory vote on “say on pay” approved of the Company’s compensation of the executive officers as described in the 2012 proxy statement. Our Compensation Committee considered these voting results as supportive of the Company’s executive compensation program and objectives. In response to the stockholders vote in favor of an annual “say on pay” vote at our 2011 Annual Meeting of Stockholders, the Company is planning to submit the Company’s executive compensation for a non-binding advisory vote each year.

Compensation-Related Risk

The Compensation Committee has determined that our compensation policies and practices are not reasonably likely to have a material adverse effect on the Company and do not include risk-taking incentives or encourage our employees, including our executive officers, to take excessive risks in order to receive larger awards. The actual compensation awarded to our employees for 2012, including our executive officers, was based on the Company’s performance, including performance goals that were tied to operational and corporate goals, financial goals, and regulatory, engineering/construction and commercial goals. The achievement of these goals is conducted in accordance with the Company’s Risk Policy approved by the Board.

Independent Compensation Consultant

The Compensation Committee has engaged Deloitte Consulting LLP (“Deloitte”) to review our compensation practices and provide the Compensation Committee with advice and assistance related to the design of our incentive compensation plans. In 2012, management made recommendations to the Compensation Committee concerning competitive pay ranges for our executive officers, appropriate base salary adjustments, the amount of annual cash bonus awards for 2012 performance pursuant to the 2011—2013 Bonus Plan and the amount of the Long-Term Commercial Bonus Awards for Train 1 and Train 2 and Train 3 and Train 4 of the Liquefaction Project pursuant to the 2011—2013 Bonus Plan. Deloitte reviewed management’s recommendations and provided guidance to the Compensation Committee regarding the reasonableness of the recommendations based on market data. The Compensation Committee seeks Deloitte’s guidance in an effort to establish compensation packages for our executive officers that are competitive with other energy companies that we compete with for executive talent. Deloitte reports to the Compensation Committee Chairman and has direct access to Compensation Committee members. Deloitte attends Compensation Committee meetings on request and also meets with the Compensation Committee in executive session without management present.

Deloitte personnel involved in matters within the purview of the Compensation Committee do not participate in any other services provided to us by Deloitte affiliates. During 2012, we used Deloitte LLP, the U.K. member firm of Deloitte Touche Tohmatsu, for compensation and tax consulting services related to certain executives’ international compensation arrangements. During 2012, we also used Deloitte Tax LLP for certain tax consulting services, Deloitte Financial Advisory Services LLP for certain financial accounting advisory services, Deloitte Accounting Services (France) for certain payroll and financial bookkeeping services for our French office and Taj Societe D’Avocats, the French member firm of Deloitte Touche Tohmatsu, for certain professional tax services. We reviewed the aggregate fees the Company paid to Deloitte’s affiliates for non-executive compensation consulting services during 2012. These fees fall below the disclosure threshold. The decision to engage, and the fees the Company paid to, Deloitte’s affiliates for non-executive compensation consulting services were approved by management and not the Compensation Committee or the Board because these services fall within management’s approval authority in the normal course of business. The Compensation Committee believes that the nature and scope of these services do not impair Deloitte’s ability to provide an independent perspective to the Compensation Committee in its deliberations about executive officer compensation. The Compensation Committee has also assessed the independence of Deloitte pursuant to the SEC rules and concluded that no conflict of interest exists that would prevent Deloitte from serving as an independent consultant to the Compensation Committee on executive compensation matters.

To prevent the perception of a potential conflict of interest involving Deloitte and its affiliates, (i) the individuals from Deloitte Tax LLP and Deloitte Financial Advisory Services LLP who provided the tax and financial advisory services to the Company were not the same individuals who provided the consulting services to the Compensation Committee, (ii) the Deloitte consultants who provided services to the Compensation Committee assured the Committee that no portion of their compensation would be based on the amount or level of tax services provided by Deloitte Tax LLP to the Company, (iii) the Deloitte consultants who provided services to the Compensation Committee do not own any stock in the Company or otherwise provide any other services to the Company, other than consulting services to the Compensation Committee, and (iv) the Deloitte compensation consultants have no business or personal relationships with members of the Compensation Committee or the Company’s executive officers.

During 2012, the Company engaged Farient Advisors (“Farient”) to advise and make recommendations to management concerning the Long-Term Commercial Bonus Awards for Train 3 and Train 4 of the Liquefaction Project pursuant to the 2011—2013 Bonus Plan and to attend Compensation Committee meetings on request. Farient and its affiliates do not provide any other services to the Company. The Company has assessed the independence of Farient pursuant to the SEC rules and concluded that no conflict of interest exists that would prevent Farient from serving as an independent consultant to the Company on executive compensation matters.

Role of Compensation Committee and Executive Officers in Compensation Decisions

The Compensation Committee has the responsibility to review and approve annual compensation, including the competitiveness of each element of the total compensation package, for the Chief Executive Officer (“CEO”) and each of our Senior Vice Presidents, who together with the CEO we will refer to in this Compensation Discussion and Analysis collectively as the “Executive Officers.” The Compensation Committee endeavors to provide total compensation for the Executive Officers that is competitive with other energy companies that we compete with for executive talent. In determining total compensation for the Executive Officers, the Compensation Committee recognizes that the Company is at a critical stage in its development and that the Executive Officers’ total compensation must provide an incentive to achieve the Company’s overall business plan.

The base salaries, bonus awards and other equity awards for the Executive Officers, excluding the CEO, are customarily proposed to the Compensation Committee by the CEO. All recommendations reflect input from Deloitte and our Human Resources (“HR”) department based on their review of external market data and Deloitte’s guidance on best practices. The Compensation Committee makes the final determination as to the base salaries, bonus awards and other equity awards for each of the Executive Officers based on Company and individual performance and market data.

Elements of 2012 Executive Compensation

We strive to offer a competitive compensation and benefits package to enable us to retain our current personnel and to recruit new executive talent as necessary. Each year, the Compensation Committee reviews external market data to determine the competitiveness of the total compensation package of our Executive Officers. The market data selected is representative of the energy industry within which we operate and includes companies relative to our business activity with which we compete for executive talent. Our HR department compiles and analyzes the market data, which Deloitte reviews for reasonableness. The Compensation Committee reviews the following components of the Executive Officers’ compensation relative to the amount paid to executives in similar positions within the market data: base salary, cash bonuses and equity compensation. The market data serves as a point of reference for measuring the compensation of the Executive Officers, but compensation decisions are made based on a combination of considerations. Our CEO works with our HR department to provide the Compensation Committee with recommendations on compensation based on the following considerations: the Company’s performance; the roles, responsibilities and performance of the Executive Officers; and market competitiveness.

Compensation Element	Form of Compensation	Purpose
Base Salary	Cash	To provide fixed compensation necessary to attract and retain key executives.
Cash Bonus Award	Cash	To provide incentives to our employees to achieve performance goals and to reward our employees for the achievement of those goals.
Long-Term Commercial Bonus Awards for Train 1 and Train 2 of the Liquefaction Project	Cash and Stock	To create a strong incentive for our key management members to achieve our short- and long-term performance objectives and strategic plan, and to align management’s interests with our shareholders’ interests.
Benefits	401(k) Plan Health and Welfare Benefits	To provide a competitive compensation package and address the health and welfare needs of our employees and their families.
Change in Control Agreements	Cash Payment	Designed to ensure that certain employees are not unduly distracted by the circumstances attendant to the possibility of a change of control and to encourage their continued attention and dedication to our necessary operations.

Analysis of Executive Officers’ Total Compensation for 2012

We believe that it is beneficial to benchmark executive compensation against both nationally recognized published survey data as well as proxy data from the Company’s peer group. For 2012, the Compensation Committee reviewed base salary, total cash compensation and total direct compensation data for similar executive officer positions from published survey data in the Towers Watson 2011 Compensation Data Bank Energy Services Executive Compensation Survey Report – U.S. (“Towers Watson 2011 Energy Survey”) and proxy data from the Company’s peer group that reflected base salary and cash bonus data for the chief executive officers, chief financial officers and division senior vice presidents. Attached to this Proxy Statement as Exhibit A is the list of 108 companies in the Energy Services industry included in the Towers Watson 2011 Energy Survey.

Proxy Peer Group

The Company’s peer group is based on a list of energy companies that are considered most representative of Cheniere in type of business. In November 2010, the Compensation Committee, based on a recommendation by management, reviewed the list of companies that comprise the Company’s peer group and decided to make modifications. Exploration and production companies and engineering and construction companies were removed from the list because Cheniere is not in those specific lines of businesses. Seven companies that are developers and managers of projects with operations and structures similar to Cheniere were added to the list. The following 17 energy companies with total assets ranging from $2.5 billion to $39.5 billion were chosen to comprise the Company’s peer group. All of the companies in the Company’s peer group are companies that we compete with for executive talent.

Proxy Peer Group

• AES Corp.	• Nicor Inc. (3)
• Calpine Corp.	• ONEOK, Inc.
• CMS Energy Corporation	• Plains All American Pipeline L.P.
• Dynegy Inc.	• Questar Corporation
• El Paso Corporation (1)	• Regency Energy Partners, L.P.
• Enbridge Energy Partners, L.P.	• Sempra Energy
• EQT Corporation	• Southern Union Company (4)
• Markwest Energy Partners, L.P.	• Spectra Energy Corp.
• GenOn Energy Inc. (2)

(1)	During 2012, El Paso Corporation was acquired by Kinder Morgan, Inc.

(2)	In December 2010, Mirant Corporation and RRI Energy, Inc. merged under a new name, GenOn Energy Inc. In December 2012, GenOn Energy Inc. was acquired by NRG Energy, Inc.

(3)	In December 2011, Nicor Inc. merged with AGL Resources, Inc.

(4)	During 2012, Southern Union Company merged with Energy Transfer Equity, L.P.

2012 Base Salary

The base salaries of our Executive Officers are designed to be comparable to like positions in the marketplace from where we recruit executive talent. In January 2012, the Company made recommendations to the Compensation Committee for 2012 base salary increases for the Executive Officers based on the market data. The base salaries for the Executive Officers were at or below the 50th percentile of the market data. The Company recommended and the Compensation Committee approved a 2.5% base salary increase for the Executive Officers based on the Company’s budget for compensation and the Executive Officers’ total compensation package, including their long-term incentive awards. The 2012 base salary increases were effective on January 16, 2012.

In August 2012, the Compensation Committee approved mid-year 2012 base salary increases to raise the base salary of the Executive Officers to the 50th percentile of the market data effective July 31, 2012. Mr. Souki’s mid-year 2012 base salary is below the 50th percentile of the market data. Ms. Gentle’s, Mr. Rayford’s and Mr. Abiteboul’s mid-year 2012 base salaries are at the 50th percentile of the market data. Mr. Thames’ mid-year 2012 base salary is between the 50th and 75th percentile of the market data.

The CEO’s base salary is set at a higher amount than the Senior Vice Presidents’ base salaries because the CEO is responsible for developing the Company’s overall strategy and vision and implementing the Company’s business plan. In addition, the market data indicates that the base salary for a chief executive officer position is customarily set higher than other officer positions.

Each Executive Officer received a 2012 base salary, as follows:

2012 Base Salary

Executive Officers	2012 Base Salary effective January 16, 2012		Mid-Year 2012 Base Salary effective July 30, 2012
Charif Souki—Chairman, Chief Executive Officer and President	$771,580		$800,000
Meg A. Gentle—Senior Vice President and Chief Financial Officer	$292,370		$420,000
H. Davis Thames—Senior Vice President—Marketing	$292,370		$420,000
Jean Abiteboul—Senior Vice President—International	$311,223	(1)	$378,286	(1)
R. Keith Teague—Senior Vice President—Asset Group	$292,370		$375,000
Greg W. Rayford—Senior Vice President and General Counsel	$292,370		$375,000

(1)	Mr. Abiteboul’s base salary for 2012 was 245,560 EUR beginning January 2012. Effective August 2012, his rate was increased to 306,998 EUR. The amount reported in the table represents the U.S. dollar equivalent based on the exchange rate on the date each rate was effective by the Compensation Committee: an exchange rate of 1.2674 USD to 1 EUR on January 16, 2012, and an exchange rate of 1.23221 USD to 1 EUR on July 30, 2012.

2012 Cash Bonus Awards

On March 2, 2011, the Compensation Committee approved the 2011—2013 Bonus Plan. The 2011—2013 Bonus Plan includes (i) the “CQP Plan” to pay bonuses for Sabine Pass LNG, L.P. (“Sabine Pass LNG”) operators, technicians and supporting roles who have been seconded to Cheniere Energy Partners GP, LLC, the general partner of Cheniere Partners, and (ii) the “Corporate Plan” to pay bonuses to the remainder of the Company’s employees who fall outside of the secondment arrangement. All of the Executive Officers participate in the Corporate Plan, which is designed to pay bonus awards that are tied to the achievement of operational and corporate goals, financial goals, and regulatory, engineering/construction and commercial goals related to the Liquefaction Project. The Corporate Plan includes an annual bonus pool payable in cash (“Corporate Annual Cash Bonus Pool”).

•

Corporate Annual Cash Bonus Pool. On December 12, 2012, the Compensation Committee approved the funding of an annual bonus pool for all employees, including the Executive Officers, in the amount of approximately $25 million for 2012 based on the Company’s achievement of its 2012 performance goals and objectives under the 2011—2013 Bonus Plan. The Compensation Committee approved the Corporate Annual Cash Bonus Pool of $20.5 million for the Corporate Plan, and an annual bonus pool of $4.5 million for the CQP Plan.

•	Components of the Corporate Annual Cash Bonus Pool. The achievement of the following operational and corporate goals was the basis for funding the Corporate Annual Cash Bonus Pool with $5 million:

—	We met our 2012 operational and safety goals.

—	The Sabine Pass LNG terminal and Creole Trail Pipeline operations were conducted within budget and in compliance with all regulatory requirements.

—	The Company and its subsidiaries managed spending within 10% of the approved 2012 expenditure budget.

The achievement of the following goals to support the development of the Liquefaction Project increased the Corporate Annual Cash Bonus Pool to an aggregate of $12 million:

—	Sabine Pass Liquefaction signed a sale and purchase agreement (“SPA”) with Korea Gas Corporation to purchase 182,500,000 MMBtu per annum of LNG (approximately 3.5 mmtpa) with the commencement of operations of Train 3 of the Liquefaction Project.

—	Cheniere Marketing entered into an SPA to purchase excess LNG produced that is not committed to non-affiliate parties, for up to a maximum of 104,000,000 MMBtu per annum (approximately 2 mmtpa) produced from Train 1 through Train 4 of the Liquefaction Project.

—	Cheniere entered into a unit purchase agreement with Cheniere Partners, pursuant to which the Company purchased in a series of transactions from Cheniere Partners 33.3 million Class B units in the aggregate at a price of $15.00 per unit for total consideration of $500.0 million, which has been used by Cheniere Partners to fund part of the equity portion of the costs of developing, constructing and placing into service Train 1 and Train 2 of the Liquefaction Project.

—	Cheniere, Cheniere Partners and Blackstone CQP Holdco LP (“Blackstone Holdco”) entered into a unit purchase agreement, pursuant to which Cheniere Partners sold in a series of transactions to Blackstone Holdco in a private placement 100 million Class B units in the aggregate at a price of $15.00 per Class B unit, for a total investment of $1.5 billion. Proceeds from the private placement will be used to fund part of the equity portion of the costs of developing, constructing and placing into service Train 1 and Train 2 of the Liquefaction Project.

—	Sabine Pass Liquefaction closed a $3.6 billion senior secured credit facility that will be used to fund a portion of the costs of developing, constructing and placing into service Train 1 and Train 2 of the Liquefaction Project.

—	Cheniere Partners issued NTP to Bechtel to construct Train 1 and Train 2 of the Liquefaction Project.

—	Sabine Pass Liquefaction and Bechtel entered into a lump sum turnkey contract for the engineering, procurement and construction of Train 3 and Train 4 of the Liquefaction Project (the “EPC Contract (Train 3 and Train 4)).”

The Corporate Annual Cash Bonus Pool was increased by an additional $8.5 million to an aggregate of approximately $20.5 million based on the Company’s short-term commercial activity and other additional performance milestones during 2012:

—	For 2012, the Company generated short-term commercial activity from transacting commercial cargo purchases and sales, which increased the Corporate Annual Cash Bonus Pool by $1.9 million.

—	Cheniere and Cheniere Partners deleveraged their balance sheets, eliminating over $900 million of debt and creating over $65 million in annual interest expense savings and $200 million of liquidity at year-end.

—	Cheniere raised approximately $1.2 billion of net proceeds from certain equity offerings, which we used for general corporate purposes, repayment of debt, and funding a portion of the costs of developing, constructing and placing into service the Liquefaction Project.

—	To satisfy feed gas transportation requirements for the Liquefaction Project, we entered into transportation precedent agreements to secure firm pipeline transportation capacity with the Creole Trail Pipeline sufficient to supply 50% of the contracted offtake for Train 1 and Train 2 of the Liquefaction Project.

—	Cheniere continues to own the Creole Trail Pipeline, which Cheniere is obligated to sell to Cheniere Partners under certain circumstances.

—	Cheniere Marketing procured cargoes as required of Sabine Pass LNG pursuant to thermal management requirements under terminal use agreements.

—	Corpus Christi Liquefaction, LLC (“Corpus Christi Liquefaction”) filed an application with the Federal Energy Regulatory Commission for authorization to site, construct and operate an

LNG terminal near Corpus Christi, Texas ( the “Corpus Christi Liquefaction Project”) and the DOE granted Corpus Christi Liquefaction authority to export 15 mmtpa (approximately 767 Bcf) of domestically produced LNG to countries with which the U.S. has a Free Trade Agreement providing for national treatment for trade in natural gas from the proposed Corpus Christi Liquefaction Project. Corpus Christi Liquefaction has engaged Bechtel to complete preliminary front-end engineering and design work and is developing a commercial sales plan to initiate marketing efforts for long-term contracts with target customers.

—	We recruited over 60 new employees in connection with the execution of our business plan and we began to establish the internal resources necessary to hire approximately 200 additional new employees for the construction and operations of the Liquefaction Project.

•

2012 Cash Bonus Awards. A portion of the 2012 Corporate Annual Cash Bonus Pool was allocated by the Compensation Committee to each of the Executive Officers based on a recommendation by the CEO and such Executive Officer’s contributions during 2012. The Compensation Committee reviewed a five year history of each Executive Officer’s base salary and annual cash bonus award, including each Executive Officer’s annual cash bonus award as a percentage of his or her annual base salary for each of the five years. The Compensation Committee considered each year’s annual cash bonus award as a multiple of the Executive Officer’s base salary for each of the five years in determining the recommended amounts for 2012 Annual Cash Bonus Awards. The Executive Officers received their 2012 Annual Cash Bonus Awards on December 28, 2012.

Each Executive Officer received a 2012 Annual Cash Bonus Award, as follows:

2012 Cash Bonus Awards

Executive Officers	2012 Cash Bonus Award
Charif Souki—Chairman, Chief Executive Officer and President	$3,200,000
Meg A. Gentle—Senior Vice President and Chief Financial Officer	$850,000
H. Davis Thames—Senior Vice President—Marketing	$850,000
Jean Abiteboul—Senior Vice President—International	$600,000
R. Keith Teague—Senior Vice President—Asset Group	$650,000
Greg W. Rayford—Senior Vice President and General Counsel	$650,000

•	The Compensation Committee approved a cash bonus of $3.2 million for Mr. Souki in recognition of Mr. Souki’s implementation of the Company’s overall strategy and business plan in 2012.

•

Ms. Gentle received a cash bonus of $850,000 in recognition of her efforts for deleveraging Cheniere’s and Cheniere Partners’ balance sheets, eliminating corporate debt and creating significant interest expense savings, and securing financing to construct Train 1 and Train 2 of the Liquefaction Project.

•

Mr. Thames received a cash bonus of $850,000 in recognition of his efforts for entering into SPAs with customers for LNG and transportation precedent agreements for feed gas requirements in connection with the Liquefaction Project and for the success of the marketing business in securing margins on LNG cargo purchases.

•	Mr. Abiteboul received a cash bonus of $600,000 in recognition of his efforts for entering into SPAs with customers for LNG in connection with the Liquefaction Project.

•

Mr. Teague received a cash bonus of $650,000 in recognition of his efforts to ensure the Company’s continued efforts to safely operate and provide outstanding service to its customers at the Sabine Pass LNG terminal and Creole Trail Pipeline and in connection with the engineering, procurement and construction contracts.

•

Mr. Rayford received a cash bonus of $650,000 in recognition of his efforts related to providing legal support to obtain the necessary regulatory authorizations to commence construction of the Liquefaction Project, to execute SPAs with customers for LNG in connection with the Liquefaction Project and to deleverage Cheniere’s and Cheniere Partner’s balance sheets and secure financing for the construction of Train 1 and Train 2 of the Liquefaction Project.

Long-Term Commercial Bonus Awards for Train 1 and Train 2 under the 2011 – 2013 Bonus Plan

On August 9, 2012, Sabine Pass Liquefaction secured financing commitments to fund the cost of, and issued NTP to Bechtel in connection with, the construction of Train 1 and Train 2 of the Liquefaction Project. In connection with the issuance of NTP for Train 1 and Train 2 of the Liquefaction Project and in order to recognize the Company’s achievements with respect to Train 1 and Train 2 of the Liquefaction Project, the Compensation Committee approved Long-Term Commercial Bonus Awards for Train 1 and Train 2 of the Liquefaction Project to be paid from the Long-Term Bonus Pool for 2011 for all employees of the Company, including each of the Executive Officers pursuant to the terms of the 2011—2013 Bonus Plan. The Compensation Committee approved a Long-Term Bonus Pool for 2011 consisting of approximately $60 million in cash and approximately 10 million restricted shares of Company common stock. Pursuant to the terms of the 2011—2013 Bonus Plan, the Compensation Committee determined the amount of the Long-Term Bonus Pool for 2011 based on expected cash flows generated pursuant to the LNG SPAs relating to Train 1 and Train 2 of the Liquefaction Project entered into by Sabine Pass Liquefaction. The 2011 – 2013 Bonus Plan provides that up to a maximum of 25% of the Long-Term Bonus Pool may be paid in cash and the remainder of the Long-Term Bonus Pool will be paid as a Restricted Stock Award, as determined by the Compensation Committee (the “Percentage Cash Limitation”). In addition, the 2011—2013 Bonus Plan provides that the Company may not pay more than $20 million in cash in the aggregate to all participants in the 2011—2013 Bonus Plan for any performance year (the “Annual Cash Limitation”). The Compensation Committee determined it was appropriate to reduce the number of shares that would have been paid out under the terms of the 2011—2013 Bonus Plan and increase the cash pool to grant Long-Term Commercial Cash Awards in excess of the Percentage Cash Limitation and Annual Cash Limitation because there were only a limited number of shares available under the Cheniere Energy, Inc. 2003 Stock Incentive Plan, as amended (the “2003 Plan”), and 2011 Incentive Plan, as amended (the “2011 Plan”), and a substantial number of additional shares would have been required to satisfy the obligations under the 2011—2013 Plan. Therefore, the Long-Term Commercial Bonus Awards for Train 1 and Train 2 of the Liquefaction Project that were actually granted for 2011 were less than the Long-Term Bonus Pool approved pursuant to the design of the 2011—2013 Bonus Plan.

Each Executive Officer’s Long-Term Commercial Bonus Award for Train 1 and Train 2 of the Liquefaction Project includes a Long-Term Commercial Cash Award and a Restricted Stock Award that were granted on August 9, 2012, based on the Executive Officer’s individual achievements relating to Train 1 and Train 2 of the Liquefaction Project. Both the Long-Term Commercial Cash Award and Restricted Stock Award vest in five installments. The first installment of both the Long-Term Commercial Cash Award and Restricted Stock Award vested upon the issuance by Sabine Pass Liquefaction on August 9, 2012 of NTP to Bechtel under the lump sum turnkey contract for the engineering, procurement and construction of Train 1 and Train 2 of the Liquefaction Project. The Long-Term Commercial Cash Awards will vest and be paid in five equal annual installments of 20% with the final four 20% installments to vest and be paid on each annual anniversary of the issuance of NTP for Train 1 and Train 2 of the Liquefaction Project. The first installment of 35% of the Restricted Stock Awards vested upon the issuance of NTP for Train 1 and Train 2 of the Liquefaction Project on August 9, 2012. The remaining installments will vest as follows: 10%, 15%, 15% and 25% will vest on the first, second, third and fourth anniversaries of the issuance of NTP for Train 1 and Train 2 of the Liquefaction Project.

Each Executive Officer received a 2012 Long-Term Commercial Bonus Award for Train 1 and Train 2 of the Liquefaction Project, as follows:

Long-Term Commercial Bonus Awards for Train 1 and Train 2

Executive Officer	Restricted Stock Award	Long Term Commercial Cash Award
Charif Souki—Chairman, Chief Executive Officer and President	3,500,000	$21,000,000
Meg A. Gentle—Senior Vice President and Chief Financial Officer	500,000	$3,000,000
H. David Thames—Senior Vice President—Marketing	500,000	$3,000,000
Jean Abiteboul—Senior Vice President—International	400,000	$2,400,000
R. Keith Teague—Senior Vice President—Asset Group	400,000	$2,400,000
Greg W. Rayford—Senior Vice President and General Counsel	400,000	$2,400,000

The Executive Officers must generally be employed by the Company at the time of vesting or they will forfeit their respective Long-Term Commercial Bonus Awards for Train 1 and Train 2 of the Liquefaction Project. The Long-Term Commercial Bonus Awards for Train 1 and Train 2 of the Liquefaction Project will immediately vest if the Company terminates the Executive Officer’s employment without Cause (as defined in the grant agreements), the Executive Officer terminates his or her employment with the Company for Good Reason (as defined in the grant agreements), the Executive Officer dies or incurs a disability or a Change of Control (as defined in the grant agreements) of the Company occurs.

Benefits

We offer the same benefits package to all of our employees and Executive Officers. The Cheniere Retirement Plan is a tax-qualified 401(k) savings plan pursuant to which we match 100% up to the lesser of 5% of salary deferrals or the maximum deferrals permitted by law. In February 2013, the Compensation Committee approved an increase to the Company match of 100% up to the lesser of 6% of salary deferrals or the maximum deferrals permitted by law. We also provide all employees with medical, dental and vision benefits as well as a Section 125 Cafeteria Plan and health and dependent care reimbursement arrangements. In addition, employees are covered by short-term and long-term disability, basic life insurance equal to two times base salary and voluntary life (elective) insurance and accidental death and dismemberment insurance. We also provide voluntary home and auto insurance programs for our employees. We do not offer a defined benefit pension plan to our employees, including the Executive Officers.

Perquisites and Other Personal Benefits

Perquisites are provided to the Executive Officers on a limited basis. We currently provide contract parking for all of our employees, and each of the Executive Officers is assigned a reserved parking space in our office building. In July 2009, we entered into a U.K. assignment letter with Mr. Souki and the Company paid an annual allowance to Mr. Souki for the cost of housing and living expenses in London through July 2012. Effective August 2012, Mr. Souki no longer received the annual housing and living allowance. Because Mr. Souki’s duties require him to spend a significant amount of time traveling, the Company pays for charter flights for Mr. Souki for business purposes. Mr. Souki’s personal guests are permitted to fly on such charter flights on occasion at nominal or no incremental cost to the Company. In addition, Mr. Souki used Company-chartered aircraft to commute to the Company’s headquarters on two occasions during 2012.

We have entered into an indefinite term employment agreement with Mr. Abiteboul and, in April 2010, the Compensation Committee approved an amendment to Mr. Abiteboul’s employment agreement to provide for a secondment arrangement with Cheniere Supply & Marketing, Inc. (“Cheniere Supply & Marketing”) and Mr. Abiteboul effective April 30, 2010. Mr. Abiteboul is seconded by the Company to the Company’s London office. The Company pays for certain temporary housing costs and expenses in London and Mr. Abiteboul receives tax equalization payments for a portion of the taxes he incurs as a result of the secondment. In addition, the Company has paid for individual tax planning and preparation of his tax declaration, the costs of a club membership and home telecommunication services for Mr. Abiteboul. Mr. Abiteboul uses a car owned by the Company. The Company also makes contributions to a discretionary French retirement plan on behalf of Mr. Abiteboul.

Mr. Souki’s U.K. assignment letter and Mr. Abiteboul’s secondment arrangement are described in more detail below under “Compensation Arrangements for Certain Executive Officers.” The total cost to the Company for any perquisites and other personal benefits provided to the Executive Officers during 2010, 2011 and 2012 is provided in the “Summary Compensation Table.”

Change of Control Agreements

In 2008, the Compensation Committee approved Change of Control Agreements for certain employees of the Company, including the Executive Officers, which provide for a potential cash payment payable upon a change of control of the Company. The Change of Control Agreements were adopted in recognition that the possibility of a change of control existed and that such possibility, and the uncertainty it may create, may result in the distraction or departure of employees to the detriment of the Company and the stockholders. The Change of Control Agreements were designed to ensure that certain employees designated by management and confirmed by the Compensation Committee were not unduly distracted by the possibility of a change of control and to encourage their continued attention and dedication to our necessary operations. The Change of Control Agreements provide for a cash payment upon a change of control in an amount equal to one times the employees’ base salaries in effect at or immediately prior to the change of control. The cash payments are payable within 30 days of the effective date of the change of control. A cessation of an employee’s employment at the previously designated level (including as a result of death or disability) for any reason, a termination of an employee other than for Cause (as defined in the Change of Control Agreements), and a termination by the employee for good reason that occurs not more than three months prior to a change of control will be deemed to be a termination of employment pursuant to a change of control provided the employee demonstrates that such cessation or termination of employment was at the request of a third party who has taken steps reasonably calculated to effect a change of control or the employee’s termination otherwise arose in connection with or in anticipation of a change of control. The Change of Control Agreements expire on December 31 of each calendar year, although they are automatically extended for an additional year each January 1 unless the Compensation Committee determines and the Company provides notice to employees that that the Change of Control Agreements will not be extended.

Change of Control Agreements

Executive Officers	Change of Control Cash Payment (1)
Charif Souki—Chairman, Chief Executive Officer and President	$800,000
Meg A. Gentle—Senior Vice President and Chief Financial Officer	$420,000
H. Davis Thames—Senior Vice President—Marketing	$420,000
Jean Abiteboul—Senior Vice President—International	$378,286	(2)
R. Keith Teague—Senior Vice President—Asset Group	$375,000
Greg W. Rayford—Senior Vice President and General Counsel	$375,000

(1)	The change of control cash payments are equal to one times the Executive Officers’ base salaries in effect at or immediately prior to the change of control. The amounts reported in the table are based on our Executive Officers’ current base salaries

(2)	A change of control cash payment for Mr. Abiteboul would be paid based on his current base salary rate in Euros. Mr. Abiteboul’s base salary is 306,998 EUR. The amount reported in the table represents the U.S. dollar equivalent based on the July 30, 2012 exchange rate of 1.23221 USD to 1 EUR.

Compensatory Arrangements for Certain Executive Officers

On June 30, 2009, the independent members of our Board of Directors approved a U.K. assignment letter for Mr. Souki so that he was able to spend a portion of his time working from London to more effectively conduct international business for the Company. The U.K assignment letter was effective July 1, 2009 for a period of twelve months, but could be extended by the Compensation Committee or full Board for additional twelve-month periods not to exceed a total of three years. The Company paid Mr. Souki an annual allowance for the cost of housing and living expenses in London. In April 2010, the Compensation Committee approved an amendment to Mr. Souki’s U.K. assignment letter to extend the term of his assignment for an additional twelve-month period to July 1, 2011, and to increase the amount of his annual allowance to $200,000 to cover the cost of housing and living expenses in London. The allowance was paid in quarterly installments in the month preceding each quarter and was not included in his base salary for purposes of determining annual bonus awards or change of control payments. Mr. Souki’s U.K. assignment letter expired in June 2011; however, the Compensation Committee approved Mr. Souki’s annual housing and living allowance in the amount of $200,000 for the duration of Mr. Souki’s stay in the U.K. Mr. Souki was paid the housing and living allowance through July 2012, and effective August 2012, Mr. Souki no longer received the annual housing and living allowance. Mr. Souki is responsible for paying his individual tax liabilities and filing all necessary tax returns.

We have entered into an indefinite term employment agreement with Mr. Abiteboul in compliance with local practice and pursuant to the laws of France where he resides. Pursuant to his employment arrangement, Mr. Abiteboul uses a car owned by the Company and the Company pays the costs of a club membership and home telecommunication services for Mr. Abiteboul. The Company also makes contributions to a discretionary French retirement plan on behalf of Mr. Abiteboul.

In April 2010, the Compensation Committee approved an amendment to Mr. Abiteboul’s employment agreement to provide for a secondment arrangement with Cheniere Supply & Marketing and Mr. Abiteboul effective April 30, 2010 for a period of twenty-four months, and in April 2012, the Compensation Committee approved a second amendment to Mr. Abiteboul’s employment agreement to extend his secondment for an additional twelve months through April 29, 2013. Mr. Abiteboul is seconded by the Company to the Company’s London office, which serves as the head office of the U.K. branch of Cheniere Supply & Marketing. Mr. Abiteboul’s secondment may be extended upon Compensation Committee or full Board approval and a separate amendment to his employment agreement. During his secondment, Mr. Abiteboul continues to report to Mr. Charif Souki, Chairman, Chief Executive Officer and President of the Company. Pursuant to his employment agreement, Mr. Abiteboul has been entitled to an expatriation allowance as a portion of his annual salary as a result of his travel outside of France. Effective April 30, 2010, Mr. Abiteboul no longer received the expatriation allowance. During his secondment, his annual base salary is paid by Cheniere Supply & Marketing in a sum equivalent to the monthly Euro value in British Pounds Sterling on a monthly basis. Mr. Abiteboul remains subject to the French State basic pension and complementary pension regimes, subject to the necessary contributions paid by the Company and Mr. Abiteboul. In addition, Cheniere Supply & Marketing entered into a lease for a London apartment and makes direct payments to the landlord to cover Mr. Abiteboul’s temporary housing costs in London. Cheniere Supply & Marketing also pays for the cost of utilities, insurance and certain council taxes related to the London apartment. Mr. Abiteboul receives tax equalization payments for a portion of the taxes he incurs as a result of the secondment. The costs related to Mr. Abiteboul’s U.K. housing together with the tax equalization payments cannot exceed 200,000 Euros per year in the aggregate pursuant to his secondment arrangement. The Company has also paid for the cost of certain return visits to France for Mr. Abiteboul. In addition, the Company has paid for installation costs related to Mr. Abiteboul’s secondment. None of these payments will be included in Mr. Abiteboul’s base salary for purposes of determining annual bonus awards, contributions to employee retirement plans or potential change of control payments. Mr. Abiteboul is responsible for the payment of his individual tax liabilities and for filing all necessary tax returns; provided, however, that the Company pays for reasonable fees related to Mr. Abiteboul’s individual tax planning and preparation of his tax declaration. Mr. Abiteboul’s secondment may be terminated by the Company or by Mr. Abiteboul with a notice period of two months. If Mr. Abiteboul’s secondment is terminated by the Company, the Company will repatriate Mr. Abiteboul and be responsible for the costs of such repatriation. If Mr. Abiteboul resigns from the Company prior to the end of his secondment, the Company will not be responsible for the costs of his repatriation. All other terms of Mr. Abiteboul’s employment agreement remain unchanged and he will return to his previous role pursuant to his employment agreement at the end of his secondment. Additional information about Mr. Abiteboul’s French employment agreement is provided below in “Narrative to the Summary Compensation Table and Grants of Plan-Based Awards Table.”

Long-Term Commercial Bonus Awards for Train 3 and Train 4 under the 2011—2013 Bonus Plan

On December 12, 2012, pursuant to the 2011—2013 Bonus Plan, the Compensation Committee approved a Long-Term Bonus Pool for 2012 for all employees of the Company, including the Executive Officers, consisting of a total of 18 million shares of restricted stock which will be earned based on the Company’s achievement of specific goals related to Train 3 and Train 4 of the Liquefaction Plan as well as the Company’s stock price. In accordance with the terms of the 2011—2013 Bonus Plan, the Compensation Committee considered the amount of the Long-Term Bonus Pool for 2012 based on expected cash flows generated pursuant to the SPAs relating to Train 3 and Train 4 of the Liquefaction Project entered into by Sabine Pass Liquefaction. Each of our Executive Officers received a Long-Term Commercial Bonus Award for Train 3 and Train 4 of the Liquefaction Project in equity in the form of restricted stock on February 18, 2013, that takes into account the Executive Officer’s individual achievements regarding Train 3 and Train 4 of the Liquefaction Project. The Compensation Committee determined not to pay any portion of the Long-Term Commercial Bonus Awards for Train 3 and Train 4 of the Liquefaction Project in cash and grant them exclusively in the form of shares, because the Compensation Committee believes that shares provide for better alignment between management and shareholder interests than other long-term award vehicles, such as cash, and that they are more aligned with competitive market practice for long-term incentives. As these awards were not granted until 2013, they are not included in the Grants of Plan-Based Awards table included in this Proxy Statement. Amounts disclosed in the table below will be included in the Grants of Plan-Based Awards table filed with the Company’s 2014 proxy statement.

A portion of each Executive Officer’s Long-Term Commercial Bonus Award for Train 3 and Train 4 of the Liquefaction Project was granted as a milestone award (“Milestone Award”), with vesting of the Milestone Award conditional on certain milestones relating to financing and constructing Train 3 and Train 4 of the Liquefaction Project, and a portion was granted as a stock price award (“Stock Price Award”), with vesting of the Stock Price Award conditional on the achievement of minimum average Company stock price hurdles. The Compensation Committee approved the terms of the Long-Term Commercial Bonus Awards for Train 3 and Train 4 of the Liquefaction Project to provide a balance of meaningful incentives for the Company to create significant value for the business and for shareholders. Twelve million shares of the Long-Term Bonus Pool for 2012 were granted as Milestone Awards and 6 million shares of the Long-Term Bonus Pool for 2012 were granted as Stock Price Awards.

The Milestone Awards will vest based on the achievement of the following milestones: (i) 30% will vest upon the closing of financing, and issuance by Sabine Pass Liquefaction of NTP under the EPC Contract (Train 3 and Train 4), for the construction of Train 3 and Train 4 of the Liquefaction Project; (ii) 20% will vest upon payment of 60% of the total cost of the EPC Contract (Train 3 and Train 4); (iii) 20% will vest upon substantial completion of construction of Train 4, as defined in the EPC Contract (Train 3 and Train 4), of the Liquefaction Project; and (iv) 30% will vest on the first anniversary of substantial completion of construction of Train 4 of the Liquefaction Project. The Stock Price Awards will vest based on the achievement of the following minimum average Company stock price hurdles: (i) 50% will vest if the average closing stock price of the Company (as reported on the NYSE MKT LLC) is $25; and (ii) 50% will vest if the average closing stock price of the Company is $35. The determination of the attainment of the average closing stock price will be based on any 120-day average stock price of the Company after the Grant Date, calculated based on calendar days and on a rolling basis. There will be no pro-rated vesting of the second half of the Stock Price Awards between the $25 and $35 stock price hurdles. The following table sets forth the Long-Term Commercial Bonus Awards for Train 3 and Train 4 of the Liquefaction Project and the vesting schedule for the awards for each of our Executive Officers.

Long-Term Commercial Bonus Awards for Train 3 and Train 4

	Long-Term Commercial Bonus Awards for Train 3 and Train 4			Vesting Schedule for Milestone Awards				Vesting Schedule for Stock Price Awards
Executive Officer	Milestone Awards (Total No. of Shares of Restricted Stock)	Stock Price Awards (Total No. of Shares of Restricted Stock)		No. of Shares Vesting for Milestone 1: NTP (30% Vesting)	No. of Shares Vesting for Milestone 2: Payment of 60% of Cost of EPC Contract (20% Vesting)	No. of Shares Vesting for Milestone 3: Substantial Completion of Train 4 (20% Vesting)	No. of Shares Vesting for Milestone 4: First Anniversary of Substantial Completion of Train 4 (30% Vesting)	120-day Average Closing Stock Price of $25 (50% Vesting)	120-day Average Closing Stock Price of $35 (50% Vesting)
Charif Souki Chairman, Chief Executive Officer and President	4,200,000	2,100,000	(1)	1,260,000	840,000	840,000	1,260,000	1,050,000	1,050,000
Meg A. Gentle Senior Vice President and Chief Financial Officer	600,000	300,000		180,000	120,000	120,000	180,000	150,000	150,000
H. Davis Thames Senior Vice President—Marketing	600,000	300,000		180,000	120,000	120,000	180,000	150,000	150,000
Jean Abiteboul Senior Vice President—International	400,000	200,000		120,000	80,000	80,000	120,000	100,000	100,000
R. Keith Teague—Senior Vice President—Asset Group	480,000	240,000		144,000	96,000	96,000	144,000	120,000	120,000
Greg W. Rayford Senior Vice President and General Counsel	480,000	240,000		144,000	96,000	96,000	144,000	120,000	120,000

(1)	The 2011 Plan provides that no individual may be granted, in any one calendar year, awards covering or aggregate of more than 6,000,000 shares of common stock; therefore, 300,000 of the 2,100,000 shares of restricted stock for Mr. Souki’s Stock Price Award were granted under the 2003 Plan.

The performance milestones will continue to apply if an Executive Officer’s employment with the Company is terminated by the Company without Cause (as defined in the grant agreements), by the Executive Officer for Good Reason (as defined in the grant agreements), by the Company due to the Disability (as defined in the grant agreements) of the Executive Officer or due to the death of the Executive Officer following any such termination of employment, such that the Milestone Award will vest if and only if the applicable performance milestones are achieved. An Executive Officer’s Milestone Award will vest in full in the event the Company terminates the Executive Officer’s employment without Cause (as defined in the grant agreements) or the Executive Officer terminates his or her employment for Good Reason (as defined in the grant agreements) within one year after the effective date of a Change of Control (as defined in the grant agreements) of the Company. An Executive Officer’s Stock Price Award will vest in full if upon a Change of Control of the Company, the average stock price hurdle is met based on the stock price at the time of the Change of Control. In the event of a Change of Control of the Company where the award is not assumed, replaced with substituted securities of equal value or cancelled in exchange for an equal amount in cash by the successor Company, an Executive Officer will be entitled to immediate vesting of any outstanding shares of the Milestone Award or Stock Price Award at the time of the Change of Control.

Information about Other Compensation-Related Matters

Guidelines for Granting Equity-Based Awards

We recognize that granting equity awards presents specific legal, tax and accounting issues and, therefore, we adopted guidelines on December 17, 2007, for all grants of equity-based awards. The guidelines have been revised for grants that are made pursuant to the 2011 Plan that was approved by our stockholders in June 2011. The guidelines reflect the Company’s prior practices for granting equity-based awards.

Under the guidelines, all equity awards granted to employees subject to the reporting requirements of Section 16 of the Exchange Act must be approved by the Compensation Committee or the Section 162(m) Subcommittee, and all stock options granted to members of the Board of Directors must be approved by the Compensation Committee or the Board. The Board established an Equity Grant Committee and appointed the Chairman of the Board as the sole member of such committee to act on behalf of the Board and the Compensation Committee in granting restricted stock and stock options to eligible plan participants (other than Executive Officers). Restricted stock awards made by the Equity Grant Committee in any calendar year cannot exceed 25,000 shares of restricted stock per recipient or an aggregate of 400,000 shares of restricted stock to all recipients under the 2003 Plan and 150,000 shares of restricted stock per recipient or an aggregate of 600,000 shares of restricted stock to all recipients under the 2011 Plan. The Board has also authorized the CEO to designate eligible plan participants (other than Executive Officers) to be recipients of stock options and to determine the terms of such stock options. Stock option awards made by the CEO and the Equity Grant Committee in any calendar year cannot exceed 100,000 stock options per recipient or an aggregate of 1,000,000 stock options to all recipients under the 2003 Plan and 450,000 stock options per recipient or an aggregate of 3,000,000 stock options to all recipients under the 2011 Plan. The Compensation Committee periodically ratifies all stock options granted by the CEO and Equity Grant Committee and restricted stock granted by the Equity Grant Committee. Under the provisions of the 2003 Plan and 2011 Plan, stock options cannot be granted at an exercise price less than the closing price of a share of the Company’s common stock as reported on the NYSE MKT LLC on the grant date of such stock options.

Stock Ownership Requirements

The Board of Directors believes that the members of the Company’s Board of Directors and the Executive Officers should display their commitment to the Company by owning a significant amount of Company stock and, on April 3, 2008, implemented stock ownership guidelines. The Board amended the stock ownership guidelines, effective as of September 10, 2009, which provide as follows:

Stock Ownership Guidelines for

Non-Employee Directors and Executive Officers

Position	Stock Ownership Guidelines
Non-Employee Directors	50% of the director’s annual compensation awarded for each of his/her 3 most recent service years
Chairman, Chief Executive Officer and President	5x base salary
Senior Vice Presidents	2x base salary

Items considered for purposes of meeting the stock ownership guidelines include: Company stock beneficially owned by a non-employee director or Executive Officer or his or her spouse or dependent children; phantom stock and restricted stock whether or not yet vested; the in-the-money value of vested but unexercised stock options; Company stock acquired upon the exercise of stock options; and common units of Cheniere Partners held directly by a non-employee director or Executive Officer or his or her spouse or dependent children. The number of shares of Company stock required to be owned by each non-employee director is determined annually as of the close of business on the first trading date following the Company’s annual meeting of stockholders (following, and including, the issuance of Company stock relating to such year’s annual non-employee director compensation). The value of each share of Company stock is equal to the greater of (i) the fair market value of the Company’s stock on the date the non-employee director or Executive Officer acquired the stock, or (ii) the fair market value of the Company’s stock on any given measurement date. All non-employee directors and Executive Officers are expected to be in full compliance with the guidelines by the fifth anniversary of the original effective date (April 3, 2008) of the guidelines or within five years of initial appointment to a position subject to the guidelines, with certain ownership thresholds that must be met in the interim period. If a non-employee director or Executive Officer is not in compliance with the guidelines, he or she is required to retain the entire after-tax value of Company stock received upon the vesting of stock awards and the exercise of stock options until the interim threshold requirements or compliance with the guidelines is achieved. The Board recognizes that there may be occasions in which the guidelines place a severe hardship on the individual and has delegated discretion to the Governance and Nominating Committee to determine whether an exemption should be granted to the individual in such instances. The Governance and Nominating Committee periodically assesses the guidelines and each individual’s compliance with the guidelines. All of our non-employee directors were in compliance with the guidelines as of June 4, 2012, and all of our Executive Officers were in compliance with the guidelines as of December 31, 2012.

Accounting and Tax Implications

The 2010 Goals & Bonus Plan and 2011—2013 Bonus Plan were not designed to provide awards that will qualify as performance-based awards deductible for federal income tax purposes under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). We will not be able to recognize tax benefits that may otherwise be available to the Company related to the Annual Cash Bonus Awards and Long-Term Commercial Bonus Awards for Train 1 and Train 2 of the Liquefaction Project made under the 2011—2013 Bonus Plan to our Executive Officers that are subject to the Section 162(m) limitations. An amendment to the 2011 Plan was approved by our stockholders on February 1, 2013, to add a performance goal and modify the performance period provisions. The amendment was made to ensure the Long-Term Commercial Bonus Awards for Train 3 and Train 4 of the Liquefaction Project made under the 2011—2013 Bonus Plan to our Executive Officers that are subject to the Section 162(m) limitations can satisfy the qualified performance-based compensation exception under Section 162(m) of the Code; provided, however, the Internal Revenue Service may disagree with our tax position and deny the Company’s tax deduction as qualified performance-based compensation under Section 162(m).

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION COMMITTEE

David B. Kilpatrick, Chairman

Vicky A. Bailey

Keith F. Carney

Walter L. Williams

February 12, 2013

SUMMARY COMPENSATION

The following table and narrative text sets forth the total compensation awarded to, earned by, or paid to our CEO and CFO and our three other most highly compensated executive officers for 2012, who are referred to as our “named executive officers” in the following compensation tables.

Summary Compensation Table

Name and Principal Position	Year	Salary ($) (1)	Bonus ($) (2)	Stock Awards ($) (3)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($) (4)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($) (5)	Total ($)
Charif Souki Chairman, Chief Executive Officer and President	2012	$781,063	$3,200,000	$49,210,000	—	$4,200,000	—	$127,269	$57,518,332
	2011	$743,581	$2,326,900	$2,977,040	—	—	—	$206,841	$6,254,362
	2010	$734,400	$1,080,000	$632,700	—	—	—	$203,772	$2,650,872
Meg A. Gentle Senior Vice President and Chief Financial Officer	2012	$340,910	$850,000	$7,030,000	—	$600,000	—	$17,353	$8,838,263
	2011	$284,969	$775,600	$1,122,000	—	—	—	$16,457	$2,199,026
	2010	$278,280	$295,540	$256,410	—	—	—	$16,684	$846,914
H. Davis Thames Senior Vice President—Marketing	2012	$340,910	$850,000	$7,030,000	—	$600,000	—	$17,353	$8,838,263
	2011	$284,969	$775,600	$1,009,800	—	—	—	$14,616	$2,084,985
	2010	$278,280	$245,540	$449,550	—	—	—	$16,684	$990,054
Jean Abiteboul (6) Senior Vice President—International	2012	$326,799	$600,000	$5,624,000	—	$480,000	—	$365,941	$7,396,740
	2011	$310,217	$581,700	$561,000	—	—	—	$264,485	$1,717,402
	2010	$334,998	$249,030	$333,000	—	—	—	$203,756	$1,120,784
R. Keith Teague Senior Vice President— Assets	2012	$323,602	$650,000	$5,624,000	—	$480,000	—	$17,202	$7,094,804
	2011	$284,969	$581,700	$575,960	—	—	—	$14,616	$1,457,245
	2010	$278,280	$245,540	$256,410	—	—	—	$16,684	$796,914
Greg W. Rayford Senior Vice President and General Counsel	2012	$323,602	$650,000	$5,624,000	—	$480,000	—	$17,202	$7,094,804
	2011	$229,287	$581,700	$2,008,000	—	—	—	$15,129	$2,834,116

(1)	This column represents the base salary earned, including any amounts invested by the named executive officers in the Company’s Retirement Plan. The Company’s Retirement Plan is described in the Compensation Discussion and Analysis under “Benefits.”

(2)	The amount in this column for 2012 represents the cash bonus awards paid to the named executive officers for 2012 under the Annual Cash Bonus Pool of the 2011—2013 Bonus Plan.

(3)

The amounts in this column reflect the grant date fair value of awards, computed in accordance with stock-based compensation accounting rules. The equity awards were granted in 2012, 2011 and 2010 to each of the named executive officers as reported in the table for the applicable fiscal year. Values for awards subject to performance conditions are computed based on the probable outcome of the performance condition as of the grant date for the award. A discussion of the assumptions used in calculating the award values may be found in Note 14 to our 2012 audited financial statements on page 89 of our Form 10-K filed with the SEC on February 22, 2013. On August 9, 2012, NTP was issued under the EPC Contract for Train 1 and Train 2 of the Liquefaction Project and the Restricted Stock Awards included in this column were granted to the named executive officers as the equity portion of their Long-Term Commercial Bonus Award for Train 1 and Train 2 of the Liquefaction Project. The amount in this column for 2012 includes the grant date fair value ($14.06) of the Restricted Stock Awards. The first installment of 35% of the Restricted Stock Awards vested upon the issuance of NTP on August 9, 2012. The remaining installments will vest as follows: 10%,

15%, 15% and 25% on the first, second, third and fourth anniversaries, respectively, of the issuance of NTP for Train 1 and Train 2 of the Liquefaction Project. The Restricted Stock Awards are described in the Compensation Discussion and Analysis under “Analysis of Executive Officers’ Total Compensation for 2012—Long-Term Commercial Bonus Awards for Train 1 and Train 2 under the 2011—2013 Bonus Plan.”

For Messrs. Souki, Thames, Abiteboul and Teague and Ms. Gentle, the amount in this column for 2011 includes the grant date fair value ($7.48) of shares of restricted stock awarded as their 2011 Long-Term Incentive Award on January 14, 2011 based on the Company’s performance during 2010. The shares of restricted stock vest in three equal annual installments. The first tranche of restricted stock vested on June 30, 2011, the second tranche vested on June 30, 2012 and the third tranche will vest on June 30, 2013. For Mr. Rayford, the amount in this column for 2011 includes the grant date fair value ($10.04) of shares of restricted stock granted to him on March 1, 2011 as his new hire award. Mr. Rayford’s shares of restricted stock vest in four equal annual installments beginning March 1, 2012.

For Messrs. Souki, Thames, Abiteboul and Teague and Ms. Gentle, the amount in this column for 2010 includes the grant date fair value ($3.33) of the equity portion of the named executive officers’ discretionary bonus awards that were paid in January 2010 for 2009 performance. The shares of common stock were not restricted and were immediately tradable.

(4)	This column represents the first annual installment of each of the named executive officer’s Long-Term Commercial Cash Award for Train 1 and Train 2 of the Liquefaction Project that was paid in connection with the issuance of NTP under the EPC Contract for Train 1 and Train 2 of the Liquefaction Project on August 9, 2012. The Long-Term Commercial Cash Awards for Train 1 and Train 2 are described in the Compensation Discussion and Analysis under “Analysis of Executive Officers’ Total Compensation for 2012—Long-Term Commercial Bonus Awards for Train 1 and Train 2 under the 2011—2013 Bonus Plan.”

(5)	This column represents all other compensation not reported in the previous columns, including the costs to the Company of providing certain perquisites and other personal benefits, payment of insurance premiums and matching contributions allocated by the Company pursuant to the Company’s Retirement Plan, as set forth below.

(6)	Mr. Abiteboul’s base salary for 2012 was 245,560 EUR beginning January 2012. Effective August 2012, his rate was increased to 306,998 EUR. The amount reported in the table represents the U.S. dollar equivalent based on the exchange rate on the date each rate was effective by the Compensation Committee: an exchange rate of 1.2674 USD to 1 EUR on January 16, 2012, and an exchange rate of 1.23221 USD to 1 EUR on July 30, 2012.

All Other Compensation included in the Summary Compensation Table

Name	Year	Perquisites and Other Personal Benefits ($) (A)	Insurance Premiums ($) (B)	Company Contributions to Retirement and 401(k) Plans ($) (C)	Total ($)
Charif Souki	2012	$125,489	$1,680	—	$127,169
	2011	$205,161	$1,680	—	$206,841
	2010	$202,092	$1,680	—	$203,772
Meg A. Gentle	2012	$ 3,442	$1,411	$12,500	$17,353
	2011	$ 3,248	$ 959	$12,250	$16,457
	2010	$ 3,248	$ 936	$12,500	$16,684
H. Davis Thames	2012	$ 3,442	$1,411	$12,500	$17,353
	2011	$ 3,248	$ 959	$10,409	$14,616
	2010	$ 3,248	$ 936	$12,500	$16,684
Jean Abiteboul	2012	$358,959	$6,982	—	$365,941
	2011	$256,015	$8,470	—	$264,485
	2010	$195,164	$8,592	—	$203,756
R. Keith Teague	2012	$ 3,442	$1,260	$12,500	$17,202
	2011	$ 3,248	$ 959	$10,409	$14,616
	2010	$ 3,248	$ 936	$12,500	$16,684
Greg. W. Rayford	2012	$ 3,442	$1,260	$12,500	$17,202
	2011	$ 2,706	$ 959	$11,464	$15,129

(A)	The amount in this column reflects the aggregate incremental cost to the Company in the amount of $3,442 for 2012 for each of the named executive officers, $3,248 for 2011 and 2010 for Messrs. Souki, Thames, Abiteboul and Teague and Ms. Gentle and $2,706 for 2011 for Mr. Rayford attributable to a reserved parking space in our office building. In addition, the amount in this column for Mr. Souki reflects Mr. Souki’s annual allowance for housing and living costs in London in the amount of $66,667 for 2012. Mr. Souki no longer received the annual allowance for housing and living costs in London effective August 2012. Because Mr. Souki’s duties require him to spend a significant amount of time traveling, the Company pays for charter flights for Mr. Souki for business purposes. Mr. Souki’s personal guests are permitted to fly on such charter flights on occasion at nominal or no incremental cost to the Company and, during 2012, Mr. Souki used Company-chartered aircraft to commute to the Company’s headquarters on two occasions. The amount in this column for Mr. Souki for 2012 reflects the cost for Mr. Souki’s personal use of Company-chartered aircraft in the amount of $55,380, determined on a per flight basis based on average costs over the course of the year. No compensation relating to personal guests is included in the table since the aircraft could accommodate additional passengers at no additional incremental cost to the Company.

For 2011, the amount in this column for Mr. Souki reflects Mr. Souki’s annual allowance for housing and living costs in London in the amount of $200,000 and a tax gross-up payment in the amount of $1,913 related to additional taxable income recognized by Mr. Souki for personal usage of private aircraft.

For 2010, the amount in this column for Mr. Souki reflects Mr. Souki’s annual allowance for housing and living costs in London in the amount of $198,844.

For 2012, the amount in this column for Mr. Abiteboul reflects the costs paid by the Company in relation to Mr. Abiteboul’s U.K. secondment, including the following amounts: $120,082 (74,339 GBP) for lease payments made by the Company for a London apartment, $3,056 (1,892 GBP)

for utilities, $171 (106 GBP) for rental insurance, $1,709 (1,058 GBP) for certain Westminster Council taxes related to the London apartment, $792 (490 GBP) for the cost of Mr. Abiteboul’s personal return visits to France, $76 (47 GBP) for installation costs related to his secondment, and $190,510 (117,939 GBP) for tax equalization payments for a portion of the taxes Mr. Abiteboul incurred in 2012 as a result of his secondment.

In addition, for 2012, the amount in this column for Mr. Abiteboul reflects the incremental cost paid by the Company for his use of a Company-owned car in the amount of $16,501 (12,487 EUR). For 2012, the incremental cost to the Company related to Mr. Abiteboul’s use of the Company-owned car includes the costs paid by the Company for insurance, fuel, parking and maintenance.

In addition, for 2012, the amount in this column for Mr. Abiteboul reflects the cost paid by the Company for personal tax services in the amount of $10,580 (6,550 GBP), a club membership in the amount of $2,972 (1,840 GBP), discretionary French retirement plan contributions in the amount of $11,535 (8,729 EUR), and home telecommunication services in the amount of $975 (738 EUR). The amount for Mr. Abiteboul reported in this column for 2012 represents the U.S. dollar equivalent based on the December 31, 2012 exchange rate of 1.61533 USD to 1 GBP and 1.32148 USD to 1 EUR.

For 2011, the amount in this column for Mr. Abiteboul reflects the costs paid by the Company in relation to Mr. Abiteboul’s U.K. secondment, including the following amounts: $86,119 (55,476 GBP) for lease payments made by the Company for a London apartment, $2,026 (1,305 GBP) for utilities, $63 (41 GBP) for rental insurance, $1,457 (939 GBP) for certain Westminster Council taxes related to the London apartment, $4,564 (2,940 GBP) for the cost of Mr. Abiteboul’s personal return visits to France, $1,580 (1,018 GBP) for installation costs related to his secondment, and $136,070 (105,000 EUR) for tax equalization payments for a portion of the taxes Mr. Abiteboul incurred in 2011 as a result of his secondment.

In addition, for 2011, the amount in this column for Mr. Abiteboul reflects the incremental cost paid by the Company for his use of a Company-owned car in the amount of $9,811 (7,571 EUR). For 2011, the incremental cost to the Company related to Mr. Abiteboul’s use of the Company-owned car includes the costs paid by the Company for insurance, fuel, parking and maintenance.

In addition, for 2011, the amount in this column for Mr. Abiteboul reflects the cost paid by the Company for personal tax services in the amount of $1,965 (1,516 EUR), a club membership in the amount of $1,428 (920 GBP), discretionary French retirement plan contributions in the amount of $10,142 (7,826 EUR), and home telecommunication services in the amount of $790 (610 EUR). The amount for Mr. Abiteboul reported in this column for 2011 represents the U.S. dollar equivalent based on the December 31, 2011 exchange rate of 1.55235 USD to 1 GBP and 1.2959 USD to 1 EUR.

For 2010, the amount in this column for Mr. Abiteboul reflects the costs paid by the Company in relation to Mr. Abiteboul’s U.K. secondment, including the following amounts: $46,084 (28,920 GBP) for lease payments made by the Company for a London apartment, $612 (384 GBP) for utilities, $88 (55 GBP) for rental insurance, $451 (283 GBP) for certain Westminster Council taxes related to the London apartment, $2,129 (1,336 GBP) for the cost of Mr. Abiteboul’s personal return visits to France, $25,276 (15,862 GBP) for installation costs related to his secondment, and $95,554 (70,000 EUR) for tax equalization payments for a portion of the taxes Mr. Abiteboul incurred in 2010 as a result of his secondment.

In addition, for 2010, the amount in this column for Mr. Abiteboul reflects the incremental cost paid by the Company for his use of a Company-owned car in the amount of $7,792 (5,708 EUR). For 2010, the incremental cost to the Company related to Mr. Abiteboul’s use of the Company-owned car includes the costs paid by the Company for insurance, fuel, parking and maintenance.

In addition, for 2010, the amount in this column for Mr. Abiteboul reflects the cost paid by the Company for personal tax services in the amount of $2,752 (2,016 EUR), club memberships in the amount of $2,327 (1,705 EUR), discretionary French retirement plan contributions in the amount of $10,462 (7,664 EUR), and home telecommunication services in the amount of $1,637 (1,199 EUR).

The amount for Mr. Abiteboul reported in this column for 2010 represents the U.S. dollar equivalent based on the December 31, 2010 exchange rate of 1.59351 USD to 1 GBP and 1.36506 USD to 1 EUR.

(B)	With the exception of Mr. Abiteboul, the amounts in this column reflect insurance premiums payable for basic term life insurance with a benefit of two times annual base salary capped at a maximum of $400,000. This benefit is available to all employees of the Company. The amount in this column for Mr. Abiteboul reflects medical, disability and death benefit premiums paid by the Company under the Private Employer Terms of the French nationalized program.

(C)	With the exception of Messrs. Souki and Abiteboul, the amounts in this column reflect matching contributions allocated by the Company to each of the named executive officers pursuant to the Company’s Retirement Plan.

GRANTS OF PLAN-BASED AWARDS

The following table and narrative text describe the stock awards made to the named executive officers during 2012.

Grants of Plan-Based Awards

During Fiscal Year 2012

Name	Grant Date	Compensation Committee Approval	Plan	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Possible Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#) (2)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($ / Sh)	Grant Date Fair Value of Stock and Option Awards ($) (2)
				Threshold ($)	Target ($)	Maximum ($) (1)	Threshold (#)	Target (#)	Maximum (#)
Charif Souki	08/09/2012	08/06/2012	2011 Incentive Plan	—	—	$21,000,000	—	—	—	3,500,000	—	—	$49,210,000
Meg A. Gentle	08/09/2012	08/06/2012	2011 Incentive Plan	—	—	$3,000,000	—	—	—	500,000	—	—	$7,030,000
H. Davis Thames	08/09/2012	08/06/2012	2011 Incentive Plan	—	—	$3,000,000	—	—	—	500,000	—	—	$7,030,000
Jean Abiteboul	08/09/2012	08/06/2012	2011 Incentive Plan	—	—	$2,400,000	—	—	—	400,000	—	—	$5,624,000
R. Keith Teague	08/09/2012	08/06/2012	2011 Incentive Plan	—	—	$2,400,000	—	—	—	400,000	—	—	$5,624,000
Greg W. Rayford	08/09/2012	08/06/2012	2011 Incentive Plan	—	—	$2,400,000	—	—	—	400,000	—	—	$5,624,000

(1)	This column represents each of the named executive officer’s Long-Term Commercial Cash Award for Train 1 and Train 2 of the Liquefaction Project that was awarded in connection with the issuance of NTP under the EPC Contract for Train 1 and Train 2 of the Liquefaction Project on August 9, 2012. The Long-Term Commercial Cash Awards will vest and be paid in five equal annual installments of 20%. The first installment was paid on August 9, 2012.

(2)	These columns reflect the number of shares and grant date fair value ($14.06) of each of the named executive officer’s Restricted Stock Award granted as the equity portion of their Long-Term Commercial Bonus Award for Train 1 and Train 2 of the Liquefaction Project. The first installment of 35% of the Restricted Stock Awards vested upon the issuance of NTP under the EPC Contract for Train 1 and Train 2 of the Liquefaction Project on August 9, 2012. The remaining installments will vest as follows: 10%, 15%, 15% and 25% on the first, second, third and fourth anniversaries, respectively, of the issuance of NTP for Train 1 and Train 2 of the Liquefaction Project. The Long-Term Commercial Bonus Awards for Train 1 and Train 2 are described in more detail in the Compensation Discussion and Analysis under “Long-Term Commercial Bonus Awards for Train 1 and Train 2 under the 2011—2013 Bonus Plan.”

Narrative to the Summary Compensation Table and Grants of Plan-Based Awards Table

Compensatory Arrangements for Certain Executive Officers

On June 30, 2009, the independent directors of the Board of Directors approved a U.K. assignment letter for Mr. Souki effective July 1, 2009 so that he was able to spend a portion of his time working from London to more effectively conduct international business for the Company. The Company paid Mr. Souki an annual allowance for the cost of housing and living expenses in London pursuant to the assignment letter. In April 2010, the Compensation Committee approved an amendment to Mr. Souki’s U.K. assignment letter to extend the term of his assignment for an additional twelve-month period to July 1, 2011, and to increase the amount of his annual allowance to $200,000 to cover the cost of housing and living expenses in London. Mr. Souki’s U.K. assignment letter expired in June 2011; however, the Compensation Committee approved Mr. Souki’s annual housing and living allowance in the amount of $200,000 for the duration of Mr. Souki’s stay in the U.K. Mr. Souki was paid the housing and living allowance through July 2012, and effective August 2012, Mr. Souki no longer received the annual housing and living allowance. Mr. Souki’s U.K. assignment letter, as amended, is described in more detail in the Compensation Discussion and Analysis under “Compensatory Arrangements for Certain Executive Officers.”

Mr. Abiteboul has an employment agreement with our French subsidiary. Mr. Abiteboul’s employment agreement is for an unlimited term and may be terminated by our French subsidiary or Mr. Abiteboul upon three months’ prior notice. Pursuant to the agreement, Mr. Abiteboul receives a fixed annual gross salary that is reviewed annually by the Compensation Committee and a portion of which is an expatriation allowance. He is also entitled to receive an annual bonus and an annual award of equity each in an amount up to 100 percent of his annual salary. Mr. Abiteboul’s compensation is subject to deductions for social security, including his social security contribution, additional retirement and social welfare contributions, medical insurance and unemployment insurance, as provided by French law. Mr. Abiteboul participates in permanent and private medical insurance arrangements in France and is entitled to a death in-service benefit. The Company provides Mr. Abiteboul with use of a Company-owned car and the Company pays for insurance, fuel, parking and maintenance expenses related to the car, personal tax services, club memberships, discretionary French retirement plan contributions and home telecommunication services for Mr. Abiteboul. The agreement provides for non-compete and non-solicitation obligations on the part of Mr. Abiteboul for a period of 12 months following the termination of the agreement. In consideration for the non-compete obligation, Mr. Abiteboul will receive a monthly indemnity equal to 30 percent of his average fixed monthly salary over the previous 12-month period; provided, however, the Company is entitled to waive the non-compete obligation upon notice to Mr. Abiteboul. Any failure by Mr. Abiteboul to observe the non-compete obligation will also release the Company from paying the indemnity. In April 2010, the Compensation Committee approved an amendment to Mr. Abiteboul’s employment agreement to provide for a secondment arrangement with Cheniere Supply & Marketing, Inc. and Mr. Abiteboul, which is described in more detail in the Compensation Discussion and Analysis under “Compensatory Arrangements for Certain Executive Officers.” As a result of Mr. Abiteboul’s secondment, Mr. Abiteboul no longer received an expatriation allowance effective April 30, 2010.

2012 Annual Cash Bonus Awards

On December 21, 2012, the Compensation Committee approved the funding of the 2012 Annual Cash Bonus Pool in the amount of $25 million for 2012 based on the Company’s achievement of its 2012 performance goals and objectives under the 2011—2013 Bonus Plan. The Compensation Committee approved the Corporate Annual Cash Bonus Pool of $20.5 million for the Corporate Plan to be allocated to named executive officers and non-executive employees, and an annual bonus pool of $4.5 million for the CQP Plan to be allocated to non-executive employees. The 2012 Corporate Annual Cash Bonus Pool was funded based on the achievement of the following goals: (i) certain operational and corporate goals funded a base 2012 Annual Cash Bonus Pool of $5 million; (ii) the achievement of goals to support the development of the Liquefaction Project increased the 2012 Corporate Annual Cash Bonus Pool to an aggregate of $12 million; and (iii) the Company’s short-term commercial activity and other significant financial milestones related to the Corpus Christi Liquefaction Project and recruiting during 2012 increased the 2012 Corporate Annual Cash Bonus Pool by an additional $8.5 million to an aggregate of approximately $20.5 million. The components of the 2012 Annual Cash Bonus Pool are described in more detail in the Compensation Discussion and Analysis under “Analysis of Executive Officers’ Total Compensation for 2012—2012 Cash Bonus Awards.” A portion of the 2012 Corporate Annual Cash Bonus Pool was allocated by the Compensation Committee to each of the named executive officers based on a recommendation by the CEO and named executive officer’s contributions during 2012. The 2012 Annual Cash

Bonus Awards were paid in cash on December 28, 2012. Mr. Souki’s 2012 Cash Bonus Award was in the amount of $3.2 million, Ms. Gentle’s 2012 Cash Bonus Award was in the amount of $850,000, Mr. Thames’ 2012 Cash Bonus Award was in the amount of $850,000, Mr. Abiteboul’s 2012 Cash Bonus Award was in the amount of $600,000, Mr. Teague’s 2012 Cash Bonus Award was in the amount of $650,000 and Mr. Rayford’s 2012 Cash Bonus Award was in the amount of $650,000. The amount of each named executive officer’s 2012 Cash Bonus Award is included in the Summary Compensation Table.

Long-Term Commercial Bonus Awards for Train 1 and Train 2

On August 9, 2012, NTP was issued under the EPC Contract for Train 1 and Train 2 of the Liquefaction Project and to recognize the Company’s achievements with respect to Train 1 and Train 2 of the Liquefaction Project, the Compensation Committee approved Long-Term Commercial Bonus Awards for Train 1 and Train 2 of the Liquefaction Project for all employees of the Company, including each of the named executive officers, pursuant to the terms of the 2011—2013 Bonus Plan. Each of the named executive officers received their Long-Term Commercial Bonus Award for Train 1 and Train 2 of the Liquefaction Project as a Long-Term Commercial Cash Award and a Restricted Stock Award on August 9, 2012. The first installment of 35% of the Restricted Stock Awards vested upon the issuance of NTP on August 9, 2012. The remaining installments will vest as follows: 10%, 15%, 15% and 25% on the first, second, third and fourth anniversaries, respectively, of the issuance of NTP for Train 1 and Train 2. The Long-Term Commercial Cash awards will vest and be paid in five equal annual installments of 20%. The first installment was paid on August 9, 2012. Mr. Souki received 3.5 million shares as his Restricted Stock Award and $21 million as his Long-Term Commercial Cash Award, Ms. Gentle received 500,000 shares as her Restricted Stock Award and $3 million as her Long-Term Commercial Cash Award, Mr. Thames received 500,000 shares as his Restricted Stock Award and $3 million as his Long-Term Commercial Cash Award, Mr. Abiteboul received 400,000 shares as his Restricted Stock Award and $2.4 million as his Long-Term Commercial Cash Award, Mr. Teague received 400,000 shares as his Restricted Stock Award and $2.4 million as his Long-Term Commercial Cash Award and Mr. Rayford received 400,000 shares as his Restricted Stock Award and $2.4 million as his Long-Term Commercial Cash Award. The amount of each named executive officer’s Long-Term Commercial Bonus Award for Train 1 and Train 2 of the Liquefaction Project is included in the Grants of Plan-Based Awards table.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table reflects the number of securities underlying unexercised stock options held by the named executive officers as of December 31, 2012, the exercise price of the unexercised stock options and the date of expiration of the unexercised stock options. The table also reflects the total number and aggregate value of unvested restricted stock held by the named executive officers as of December 31, 2012.

Outstanding Equity Awards at December 31, 2012

Name	Option Awards						Stock Awards
	Number of Securities Underlying Unexercised Options (#)			Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
	Exercisable		Unexercisable
Charif Souki	—		—	—	—	—	2,275,000	(2)	$42,724,500	—	—
	—		—	—	—	—	132,667	(3)	$2,491,486	—	—
Meg A. Gentle	80,000	(4)	—	—	$7.53	06/01/2014	325,000	(2)	$6,103,500	—	—
	—		—	—	—	—	50,000	(3)	$939,000	—	—
H. Davis Thames	10,400	(4)	—	—	$31.84	07/01/2015	325,000	(2)	$6,103,500	—	—
	—		—	—	—	—	45,000	(3)	$845,100	—	—
Jean Abiteboul	50,000	(5)	—	—	$40.65	02/20/2016	260,000	(2)	$4,882,800	—	—
	—		—	—	—	—	25,000	(3)	$469,500	—	—
R. Keith Teague	30,000	(4)	—	—	$8.60	02/09/2014	260,000	(2)	$4,882,800	—	—
	—		—	—	—	—	25,667	(3)	$482,026	—	—
Greg W. Rayford	—		—	—	—	—	260,000	(2)	$4,882,800	—	—
	—		—	—	—	—	150,000	(6)	$2,817,000	—	—

(1)	The values represented in this column have been calculated by multiplying $18.78, the closing price of our common stock on December 31, 2012, by the number of shares of unvested restricted stock.

(2)	These are shares of unvested restricted stock of the Company that were granted to each of the named executive officers as the equity portion of their Long-Term Commercial Bonus Award for Train 1 and Train 2 of the Liquefaction Project on August 9, 2012. The first installment of 35% of the Restricted Stock Awards vested upon the issuance of NTP under the EPC Contract for Train 1 and Train 2 of the Liquefaction Project on August 9, 2012. The remaining installments will vest as follows: 10%, 15%, 15% and 25% on the first, second, third and fourth anniversaries, respectively, of the issuance of NTP for Train 1 and Train 2 of the Liquefaction Project.

(3)	These are shares of unvested restricted stock of the Company that were granted to Messrs. Souki, Thames, Abiteboul and Teague and Ms. Gentle as their 2011 Long-Term Incentive Award on January 14, 2011 based on the Company’s performance during 2010. The shares of restricted stock vest in three equal annual installments. The first tranche of restricted stock vested on June 30, 2011, the second tranche vested on June 30, 2012 and the third tranche will vest on June 30, 2013.

(4)	These stock options were granted as part of the named executive officers’ new hire grants and are fully vested.

(5)	These stock options were granted on February 20, 2006, pursuant to the French Addendum to the 2003 Plan (“French Addendum”) as Mr. Abiteboul’s new hire award. The stock options are fully vested.

(6)	For Mr. Rayford, these are shares of restricted stock of the Company granted to him on March 1, 2011 as his new hire award. Mr. Rayford’s shares of restricted stock vest in four equal annual installments beginning March 1, 2012.

OPTION EXERCISES AND STOCK VESTED

The following table sets forth the named executive officers’ restricted stock that vested during 2012. The number of shares of restricted stock that vested and the aggregate dollar value realized upon the vesting of such restricted stock is reflected in the table. None of the named executive officers exercised stock options during 2012.

Option Exercises and Stock Vested

During Fiscal Year 2012

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)
Charif Souki	—	—	1,357,666	$19,178,997
Meg A. Gentle	—	—	225,000	$3,197,500
H. Davis Thames	—	—	220,000	$3,123,800
Jean Abiteboul	—	—	175,750	$2,393,173
R. Keith Teague			165,666	$2,346,717
Greg W. Rayford	—	—	190,000	$2,786,400

(1)	The value in this column for the named executive officers’ restricted stock that vested during 2012 has been calculated by multiplying the per share fair market value of the underlying shares on the vesting date by the number of shares of restricted stock that vested.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

The following table and narrative text describe the potential value that the named executive officers would receive upon accelerated vesting of their outstanding equity grants and change of control cash payments assuming certain triggering events occurred on December 31, 2012. The value shown in the table assumes a December 31, 2012 termination date and uses the closing price of our common stock of $18.78, as reported on the NYSE MKT LLC on December 31, 2012. All amounts are estimates of the amounts which would be realized upon the triggering event. The actual value of the amounts can only be determined at the time such executive leaves the Company.

Potential Payments upon Termination or Change in Control Assuming

Termination Event Occurs on December 31, 2012

	Cash Payment		Equity Awards					Total Potential Payments Upon Termination Event
								Termination Events						Change of Control
Name	Change of Control Plan - Cash Payment		Date of Grant	Number of Unvested Stock Options	Amount of Unvested Long-Term Commercial Cash Awards	Number of Unvested Restricted Shares	Benefit	Termination without Cause ($)		Terminatin with Good Reason ($)		Death or Disability ($)		Immediately upon Change of Control ($)		Termination, Resignation or Removal w/in One Year of Change of Control ($)
Charif Souki	$800,000		—	—	—	—	—	—		—		—		$800,000	(1)	—
	—		8/9/2012	—	$16,800,000	2,275,000	Vesting	$59,524,500	(2)	$59,524,500	(2)	$59,524,500	(2)	$59,524,500	(2)	—
	—		1/14/2011	—	—	132,667	Vesting	—		—		$2,491,486	(3)	—		$2,491,486	(3)
Total Potential Payment Upon Termination or Change of Control								$59,524,500		$59,524,500		$62,015,986		$60,324,500		$2,491,486

Meg A. Gentle	$420,000		—	—	—	—	—	—		—		—		$420,000	(1)	—
	—		8/9/2012	—	$2,400,000	325,000	Vesting	$8,503,500	(2)	$8,503,500	(2)	$8,503,500	(2)	$8,503,500	(2)	—
	—		1/14/2011	—	—	50,000	Vesting	—		—		$939,000	(3)	—		$939,000	(3)
Total Potential Payment Upon Termination or Change of Control								$8,503,500		$8,503,500		$9,442,500		$8,923,500		$939,000

H. Davis Thames	$420,000		—	—	—	—	—	—		—		—		$420,000	(1)	—
	—		8/9/2012	—	$2,400,000	325,000	Vesting	$8,503,500	(2)	$8,503,500	(2)	$8,503,500	(2)	$8,503,500	(2)	—
	—		1/14/2011	—	—	45,000	Vesting	—		—		$845,100	(3)	—		$845,100	(3)
Total Potential Payment Upon Termination or Change of Control								$8,503,500		$8,503,500		$9,348,600		$8,923,500		$845,100

Jean Abiteboul	306,998 EUR	(4)	—	—	—	—	—	—		—		—		$378,286	(1) (4)	—
	—		8/9/2012	—	$1,920,000	260,000	Vesting	$6,802,800	(2)	$6,802,800	(2)	$6,802,800	(2)	$6,802,800	(2)	—
	—		1/14/2011	—	—	25,000	Vesting	—		—		$469,500	(3)	—		$469,500	(3)
Total Potential Payment Upon Termination or Change of Control								$6,802,800		$6,802,800		$7,272,300		$7,181,086		$469,500

R. Keith Teague	$375,000		—	—	—	—	—	—		—		—		$375,000	(1) (3)	—
	—		8/9/2012	—	$1,920,000	260,000	Vesting	$6,802,800	(2)	$6,802,800	(2)	$6,802,800	(2)	$6,802,800	(2)	—
	—		1/14/2011	—	—	25,667	Vesting	—		—		$482,026	(3)	—		$482,026	(3)
Total Potential Payment Upon Termination or Change of Control								$6,802,800		$6,802,800		$7,284,826		$7,177,800		$482,026

Greg W. Rayford	$375,000		—	—	—	—	—	—		—		—		$375,000	(1)	—
	—		8/9/2012	—	$1,920,000	260,000	Vesting	$6,802,800	(2)	$6,802,800	(2)	$6,802,800	(2)	$6,802,800	(2)	—
	—		3/1/2011	—	—	150,000	Vesting	—		—		$2,817,000	(3)	—		$2,817,000	(3)
Total Potential Payment Upon Termination or Change of Control								$6,802,800		$6,802,800		$9,619,800		$7,177,800		$2,817,000

(1)	The named executive officer may receive a cash payment under the Change of Control Plan if a change of control occurs and not more than three months prior to the date of the change of control, the named executive officer’s employment with the Company ceases at the previously designated level (including as a result of death or disability) for any reason or is terminated by the Company other than for Cause (or the named executive officer terminates for Good Reason) provided the named executive officer has reasonably demonstrated that his or her cessation or termination of employment (i) was at the request of a third party who has taken steps reasonably calculated to effect a change of control, or (ii) otherwise arose in connection with or in anticipation of a change of control.

(2)

These are Restricted Stock Awards granted to the named executive officers as the equity portion of their Long-Term Commercial Bonus Awards for Train 1 and Train 2 of the Liquefaction Project. The Restricted Stock Awards will immediately vest if the Company terminates the named executive officer’s employment without Cause (as defined in the grant agreements), the named executive officer terminates his or her employment with the Company for Good Reason (as defined in the grant agreements), the named executive officer dies or incurs a disability or a Change of Control (as defined in the grant agreements) of the Company occurs.

(3)	These are shares of restricted stock granted to Messrs. Souki, Thames, Abiteboul and Teague and Ms. Gentle as their 2011 Long-Term Incentive Award on January 14, 2011 based on the Company’s performance during 2010 and to Mr. Rayford as his new hire grant. Except as set forth below, each named executive officer will forfeit any unvested portion of his or her restricted stock if the named executive officer’s employment with the Company terminates for any reason prior to the applicable vesting dates; provided, however, that any unvested portion of the restricted stock will vest upon the (i) termination, resignation or removal of the named executive officer for any reason within one year of the effective date of a Change of Control (as defined in the 2003 Plan) or (ii) death or disability of the named executive officer.

(4)	A change of control cash payment for Mr. Abiteboul would be paid based on his current base salary rate in Euros. The amount in this table is the U.S. dollar equivalent based on the July 30, 2012 exchange rate of 1.23221 USD to 1 EUR.

Narrative to the Potential Payments upon Termination or Change of Control

Change of Control Cash Payment

We have entered into Change of Control Agreements with each of the named executive officers. The Change of Control Agreements provide for a cash payment upon a “Change of Control” (as defined in the Change of Control Agreements) in an amount equal to one times the named executive officers’ base salaries at or immediately prior to the Change of Control. The cash payments are payable within 30 days of the effective date of the Change of Control. A cessation of a named executive officer’s employment at the previously designated level (including as a result of death or disability) for any reason, a termination of a named executive officer other than for Cause (as defined in the Change of Control Agreements), and a termination by the named executive officer for Good Reason (generally, as defined in the 2003 Plan) that occurs not more than three months prior to a Change of Control will be deemed to be a termination of employment pursuant to a Change of Control provided the named executive officer demonstrates that such cessation or termination of employment was at the request of a third party who has taken steps reasonably calculated to effect a Change of Control or the named executive officer’s termination otherwise arose in connection with or in anticipation of a Change of Control. The Change of Control Agreements expire on December 31 of each calendar year, although they are automatically extended for an additional year each January 1 unless the Compensation Committee determines and the Company provides notice to employees that the Change of Control Agreements will not be extended. The term of the Change of Control Agreements will also expire on the date any payments are made to the named executive officer pursuant to the Change of Control Agreement or the named executive officer ceases to be an employee of the Company prior to a Change of Control.

Restricted Stock Awards

The Restricted Stock Awards granted to the named executive officers as the equity portion of their Long-Term Commercial Bonus Award for Train 1 and Train 2 of the Liquefaction Project will immediately vest if the Company terminates the named executive officer’s employment without Cause (as defined in the grant agreements), the named executive officer terminates his or her employment with the Company for Good Reason (as defined in the grant agreements), the named executive officer dies or incurs a disability or a Change of Control (as defined in the grant agreements) of the Company occurs.

Except as set forth below, a named executive officer will forfeit any unvested portion of his or her restricted stock granted as his or her 2011 Long-Term Incentive Award or new hire grant if the named executive officer’s employment with the Company terminates for any reason prior to the applicable vesting dates; provided, however, that any unvested portion of the restricted stock will vest upon the (i) termination, resignation or removal of the named executive officer for any reason within one year of the effective date of a Change of Control (as defined in the 2003 Plan) or (ii) death or disability of the named executive officer.

Pursuant to the 2003 Plan, a “good reason” termination will occur, assuming the Company fails to cure such circumstances within thirty days after receipt of notice of the good reason termination, upon the named executive officer’s termination of employment due to one of the following events: (a) the removal from or failure to re-elect the officer to the position in which the officer last served; (b) assignment of duties, responsibilities, or reporting requirements that are inconsistent with the officer’s position or material diminishment of the officer’s duties, responsibilities or status; (c) a material reduction in the officer’s compensation or benefits; or (d) a change in the Company’s principal place of business to a location more than 50 miles from downtown Houston. The 2003 Plan provides generally that a “change of control” of the Company will occur if: (i) any person or entity directly or indirectly becomes the beneficial owner of 30% or more of the shares of voting stock then outstanding; (ii) the consummation of any merger, reorganization, business combination, consolidation of the Company or one of our subsidiaries with or into any other company or a sale or disposition by the Company of all or substantially all of our assets (other than a transaction in which the same stockholders before the transaction own 50% of the outstanding common stock after the transaction is complete); or (iii) a majority of the current members of the Board of Directors or their approved successors cease to be our directors.

PROPOSAL 2—ADVISORY AND NON-BINDING VOTE ON THE COMPANY’S 2012 EXECUTIVE

COMPENSATION

We are seeking approval, on an advisory and non-binding basis, of the compensation awarded to our named executive officers for 2012, as we have described it in the Compensation Discussion and Analysis beginning on page 21 of this Proxy Statement. At our 2012 Annual Meeting of Stockholders, 85% of the votes cast on the non-binding advisory vote on “say on pay” approved of the Company’s compensation of the executive officers as described in the 2012 proxy statement. Our Compensation Committee considered these voting results as supportive of the Company’s executive compensation program and objectives. While this vote is advisory, and not binding on the Company, it will provide information to our Compensation Committee and management regarding investor sentiment about our executive compensation philosophy, objectives and practices which the Compensation Committee and management will be able to consider when determining executive compensation for the remainder of 2013 and beyond.

We compete for executive talent with larger energy companies that have substantially greater resources and our executive compensation philosophy, objectives and practices are based on our need to attract and retain executives with the talent and experience necessary for the Company to achieve its primary strategy and business plan. The Compensation Committee engages an independent compensation consultant to provide guidance to the Compensation Committee and management regarding the reasonableness of our executive officers’ compensation based on market data. We strive to offer compensation packages to our executive officers that are reasonable and competitive with the companies we compete with for executive talent.

The Compensation Committee recognized the Company’s significant achievements during 2012 in its determination of our executive officers’ compensation for 2012. In 2012, the total compensation package for each of our executive officers included his or her (i) annual base salary, (ii) an annual cash bonus award under the 2011—2013 Bonus Plan and (iii) a Long-Term Commercial Bonus Award for Train 1 and Train 2 of the Liquefaction Project pursuant to the 2011—2013 Bonus Plan, as follows:

•

In January 2012, each of our executive officers received a 2.5% base salary increase, which was recommended by management and approved by the Compensation Committee because our executive officers’ base salaries were at or below the median, or 50th percentile, of the market. In August 2012, the Compensation Committee approved mid-year 2012 base salary increases for our executive officers to raise our executive officers’ base salaries to the 50th percentile of the market.

•

In August 2012, the Compensation Committee approved Long-Term Commercial Bonus Awards for Train 1 and Train 2 of the Liquefaction Project to be paid from the Long-Term Bonus Pool for 2011 for each of the executive officers pursuant to the 2011—2013 Bonus Plan. Each of our executive officers received a portion of their Long-Term Commercial Bonus Award for Train 1 and Train 2 of the Liquefaction Project in cash and in equity in the form of restricted stock on August 9, 2012.

•

On December 21, 2012, the Compensation Committee approved a cash bonus award for the executive officers based on the achievement of the Company’s 2012 performance goals under the Corporate Annual Cash Bonus Pool of the 2011—2013 Bonus Plan. The cash bonus awards were paid to the executive officers on December 28, 2012.

The executive officers’ annual cash bonus awards were based on the Company’s performance during 2012, including the achievement of the following 2012 performance goals:

•	We met our 2012 operational and safety goals.

•	The Sabine Pass LNG terminal and Creole Trail Pipeline operations were conducted within budget and in compliance with all regulatory requirements.

•	The Company and its subsidiaries managed spending within 10% of the approved 2012 expenditure budget.

•

Sabine Pass Liquefaction signed a sale and purchase agreement (“SPA”) with Korea Gas Corporation to purchase 182,500,000 MMBtu per annum of LNG (approximately 3.5 mmtpa) with the commencement of operations of Train 3 of the Liquefaction Project.

•

Cheniere Marketing entered into an SPA to purchase excess LNG produced that is not committed to non-affiliate parties, for up to a maximum of 104,000,000 MMBtu per annum (approximately 2 mmtpa) produced from Train 1 through Train 4 of the Liquefaction Project.

•

Cheniere entered into a unit purchase agreement with Cheniere Partners, pursuant to which the Company purchased in a series of transactions from Cheniere Partners 33.3 million Class B units in the aggregate at a price of $15.00 per unit for total consideration of $500.0 million, which has been used by Cheniere Partners to fund part of the equity portion of the costs of developing, constructing and placing into service Train 1 and Train 2 the Liquefaction Project.

•

Cheniere, Cheniere Partners and Blackstone Holdco entered into a unit purchase agreement, pursuant to which Cheniere Partners sold in a series of transactions to Blackstone Holdco in a private placement 100 million Class B units in the aggregate at a price of $15.00 per Class B unit, for a total investment of $1.5 billion. Proceeds from the private placement will be used to fund part of the equity portion of the costs of developing, constructing and placing into service Train 1 and Train 2 of the Liquefaction Project.

•

Sabine Pass Liquefaction closed a $3.6 billion senior secured credit facility that will be used to fund a portion of the costs of developing, constructing and placing into service Train 1 and Train 2 of the Liquefaction Project.

•	Cheniere Partners issued full notice to proceed to Bechtel to construct Train 1 and Train 2 of the Liquefaction Project.

•	Sabine Pass Liquefaction and Bechtel entered into a lump sum turnkey contract for the engineering, procurement and construction of Train 3 and Train 4 of the Liquefaction Project.

•	For 2012, the Company generated short-term commercial activity from transacting commercial cargo purchases and sales, which increased the Corporate Annual Cash Bonus Pool by $1.9 million.

•

Cheniere and Cheniere Partners deleveraged their balance sheets, eliminating over $900 million of debt and creating over $65 million in annual interest expense savings and $200 million of liquidity at year-end.

•

Cheniere raised approximately $1.2 billion of net proceeds from certain equity offerings, which we used for general corporate purposes, repayment of debt, and funding a portion of the costs of developing, constructing and placing into service the Liquefaction Project.

•

To satisfy feed gas transportation requirements for the Liquefaction Project, we entered into transportation precedent agreements to secure firm pipeline transportation capacity with the Creole Trail Pipeline sufficient to supply 50% of the contracted offtake for Train 1 and Train 2 of the Liquefaction Project.

•	Cheniere continues to own the Creole Trail Pipeline, which Cheniere is obligated to sell to Cheniere Partners under certain circumstances.

•	Cheniere Marketing procured cargoes as required of Sabine Pass LNG pursuant to thermal management requirements under terminal use agreements.

•

Corpus Christi Liquefaction filed an application with the Federal Energy Regulatory Commission for authorization to site, construct and operate the Corpus Christi Liquefaction Project and the DOE granted Corpus Christi Liquefaction authority to export 15 mmtpa (approximately 767 Bcf) of domestically produced LNG to countries with which the U.S. has a Free Trade Agreement providing for national treatment for trade in natural gas from the proposed Corpus Christi Liquefaction Project. Corpus Christi Liquefaction has engaged Bechtel to complete preliminary front-end engineering and design work and is developing a commercial sales plan to initiate marketing efforts for long-term contracts with target customers.

•

We recruited over 60 new employees in connection with the execution of our business plan and we began to establish the internal resources necessary to hire approximately 200 additional new employees for the construction and operations of the Liquefaction Project.

We are asking our stockholders to indicate their support for the compensation awarded to our named executive officers for 2012 as described in the Compensation Discussion and Analysis, compensation tables and narrative disclosure of this Proxy Statement because we believe that it is reasonable and in line with the Company’s business strategy and long-term success.

The Board of Directors recommends a vote FOR the following resolution:

“RESOLVED, that the stockholders approve, on a non-binding and advisory basis, the compensation paid for 2012 to the Company’s executive officers named in the Summary Compensation Table, as disclosed in the Company’s 2013 Proxy Statement pursuant to the executive compensation disclosure rules of the Securities and Exchange Commission, which disclosure includes the Compensation Discussion and Analysis, the compensation tables and other executive compensation disclosures.”

Equity Compensation Plan Information

The following table provides information about our compensation plans as of December 31, 2012. The equity compensation plans approved by our stockholders include the Cheniere Energy, Inc. Amended and Restated 1997 Stock Option Plan (the “1997 Plan”), the 2003 Plan and the 2011 Plan.

	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted-average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in Column (a))
Equity compensation plans approved by security holders	638,416	$29.08	1,662,190
Equity compensation plans not approved by security holders	—	—	—

Total	638,416	$29.08	1,662,190

In 1997, we established the 1997 Plan, which was amended and restated in September 2005. The 1997 Plan allowed for the issuance of options to purchase up to 5,000,000 shares of common stock. We reserved 5,000,000 shares of common stock for issuance upon the exercise of options, all of which have been granted and are fully vested. All options granted under the 1997 Plan have exercise prices equal to or greater than the fair market value of common stock at the date of grant. The 1997 Plan terminated on April 22, 2007 and no additional options may be granted under the 1997 Plan.

In 2003, the Company established the 2003 Plan, which was amended and restated in September 2005 and has since been amended. The 2003 Plan is a broad-based incentive plan, which allows for the issuance of stock options, stock appreciation rights and awards of purchased stock, bonus stock, phantom stock, restricted stock and performance awards and other stock-based awards to employees, consultants and non-employee directors to purchase up to 21,000,000 shares of common stock. The Company has reserved 21,000,000 shares of common stock for issuance upon the exercise of awards that have been granted or which may be granted. The following awards have been granted under the 2003 Plan as of December 31, 2012: 1,142,480 stock options, 12,038,330 shares of restricted stock and 6,285,000 phantom stock awards that have been settled in shares of common stock. Vesting of awards under the 2003 Plan varies, but generally occurs in equal annual installments over a two-, three- or four-year period on each anniversary of the grant date. All options granted under the 2003 Plan have exercise prices equal to or greater than the fair market value at the date of grant. The term of any award under the 2003 Plan may not exceed a period of ten years. As of December 31, 2012, 1,559,590 shares of common stock remained available for grant under the 2003 Plan. As of April 15, 2013, 43,164 shares of common stock remained available for grant under the 2003 Plan.

In 2011, the Company established the 2011 Plan. The 2011 Plan is a broad-based incentive plan, which allows for the issuance of stock options, stock appreciation rights and awards of bonus stock, phantom stock, restricted stock and performance awards and other stock-based awards to employees, consultants and non-employee directors. The following awards have been granted under the 2011 Plan as of December 31, 2012: 9,900,000 shares of restricted stock. As of December 31, 2012, 102,600 shares of common stock remained available for grant under the 2011 Plan. The 2011 Plan was amended in February 2013. The Company has reserved 35,000,000 shares of common stock for issuance upon the exercise of awards that may be granted under the 2011 Plan. An additional 16,511,905 million shares of restricted stock were granted under the 2011 Plan on February 18, 2013 as Long-Term Commercial Bonus Awards for Train 3 and Train 4 of the Liquefaction Project pursuant to the 2011—2013 Bonus Plan. Vesting of restricted stock under the 2011 Plan depends on whether the restricted stock was granted as a new hire award, a Long-Term Commercial Bonus Award for Train 1 and Train 2 of the Liquefaction Project or a Long-Term Commercial Bonus Award for Train 3 and Train 4 of the Liquefaction Project. New hire awards typically vest in four equal annual installments. The vesting schedules for the Long-Term Commercial Bonus Awards for Train 1 and Train 2 and the Long-Term Commercial Bonus Awards for Train 3 and Train 4 of the Liquefaction Project are described in the Compensation Discussion and Analysis of this Proxy Statement. The term of any award under the 2011 Plan may not exceed a period of ten years. As of April 15, 2013, 8,620,725 shares of common stock remained available for grant under the 2011 Plan.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board is responsible for oversight of the accounting and financial reporting processes of the Company and oversight of the audits of our financial statements. Management of the Company is responsible for preparing our financial statements and complying with applicable laws and regulations. It is the responsibility of management and the independent accountants to determine that our financial statements are complete and accurate and are in accordance with generally accepted accounting principles.

The Audit Committee discussed with both our internal and independent accountants the overall scope and plans for their respective audits. In addition, the Audit Committee met with both management and our independent accountants to review and discuss all financial statements prior to their issuance and to discuss significant accounting issues. Management advised the Audit Committee that all financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee’s review with the independent accountants included discussions of those matters required to be discussed by Public Company Accounting Oversight Board Auditing Standard AU Section 380 (Communication with Audit Committees) and Rule 2-07 of SEC Regulation S-X. The Audit Committee also discussed with the independent accountants, among other things, matters relating to their independence, and the Audit Committee received the written disclosures and the letter from the independent accountants required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence. Finally, the Audit Committee continued to monitor the scope and adequacy of our internal control system.

On the basis of these reviews and discussions, the Audit Committee recommended to the Board of Directors that the Board approve the inclusion of the Company’s audited financial statements in our Annual Report on Form 10-K for the year ended December 31, 2012 for filing with the SEC.

THE AUDIT COMMITTEE

G. Andrea Botta, Chairman

Vicky A. Bailey

Keith F. Carney

Paul J. Hoenmans

PROPOSAL 3—RATIFICATION OF ERNST & YOUNG LLP AS INDEPENDENT ACCOUNTANTS

Ernst & Young LLP (“E&Y”) served as our independent auditor for the fiscal year ended December 31, 2012 and has been appointed by the Audit Committee to serve as our independent auditor for the fiscal year ending December 31, 2013.

Independent Accountant’s Fees

The following table sets forth the fees billed to us by E&Y for professional services for the years ended December 31, 2012 and 2011.

	Ernst & Young LLP
	Fiscal 2012	Fiscal 2011
Audit Fees	$3,319,253	$2,386,499
Audit Related Fees	—	—
Tax Fees	83,336	44,671
All Other Fees	—	—

Total	$3,402,589	$2,431,170

Audit Fees—Audit fees for the fiscal years ended December 31, 2012 and 2011 include attestation services and review of documents filed with the SEC in addition to audit, review and all other services performed to comply with generally accepted auditing standards.

Tax Fees—Tax fees for the fiscal years ended December 31, 2012 and 2011 were for U.S. tax compliance and U.S. Customs and Border Protection compliance.

We did not pay E&Y any audit related or other fees during the fiscal year ended December 31, 2012 or the fiscal year ended December 31, 2011.

Pre-Approval Policies and Procedures

The Audit Committee’s policy is to pre-approve all audit and non-audit services provided by the independent accountants and not to engage the independent accountants to perform any non-audit services specifically prohibited by law or regulation. All audit and non-audit services provided to us during the fiscal years ended December 31, 2012 and 2011 were pre-approved.

We anticipate that a representative of E&Y will participate in the Annual Meeting of Stockholders. Such representative may make a statement if they desire to do so, and will be available to respond to appropriate questions concerning our financial statements.

The Board of Directors recommends a vote FOR the ratification of the Audit Committee’s appointment of Ernst & Young LLP as the Company’s independent accountants for the fiscal year ending December 31, 2013.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Audit Committee, under the Audit Committee Charter, has the responsibility to review and approve any transactions or series of related financial transactions, arrangements or relationships involving amounts exceeding $120,000 between the Company and our directors, executive officers, nominees for director, any greater than 5% stockholders and their immediate family members. The Audit Committee will only approve related party transactions when it determines such transactions are in the best interests of the Company and its stockholders. In reviewing a transaction, the Audit Committee considers facts and circumstances which it considers relevant to its determination. In determining whether to approve or ratify a related party transaction, the Audit Committee will apply the following standards and such other standards it deems appropriate:

•	whether the related party transaction is on terms no less favorable than the terms generally available to an unaffiliated third-party under the same or similar circumstances;

•	whether the transaction is material to the Company or the related party; and

•	the extent of the related person’s interest in the transaction.

In September 2007, the Audit Committee retained independent counsel and approved the Company entering into a consulting agreement with Karim Souki, the brother of Charif Souki. On December 9, 2011, the Audit Committee approved an amended and restated consultancy agreement with Mr. Souki to modify the scope of the services provided by Mr. Souki and extend the term of the consultancy agreement to December 31, 2012. On March 23, 2012, the Audit Committee approved a second amended and restated consultancy agreement with Mr. Souki to provide that the monthly payments under the consultancy agreement are paid to Mr. Souki in U.S. dollars, to provide that Mr. Souki will indemnify the Company for taxes paid by the Company as a result of the consultancy agreement and to extend the term of the consultancy agreement to December 31, 2013. Mr. Souki’s monthly payments under the consultancy agreement are adjusted annually by the same percentage applied generally to the base salary of the executive officers of the Company. Mr. Souki also receives annual incentive or bonus compensation similar to the incentive or bonus compensation applied to our executive officers at the sole discretion of the Compensation Committee. For 2012, Mr. Souki’s monthly payments and annual incentive and bonus compensation was as set forth below:

—	On January 24, 2012 and August 6, 2012, the Compensation Committee approved base salary increases for our executive officers and increased the monthly payments under Mr. Souki’s consulting agreement to 15,789 GBP, effective January 1, 2012 and $31,250 USD, effective August 1, 2012, respectively. Mr. Souki’s monthly payments were paid in U.S. dollars effective March 2012.

—	On August 6, 2012, the Compensation Committee approved Long-Term Commercial Bonus Awards for Train 1 and Train 2 of the Liquefaction Project to be paid from the Long-Term Bonus Pool for 2011 for Mr. Souki pursuant to the 2011—2013 Bonus Plan. On August 9, 2012, Mr. Souki received a Long-Term Commercial Cash Award in the amount of $2,400,000 and a Restricted Stock Award of 400,000 shares of restricted stock of the Company. The Long-Term Commercial Cash Award will vest and be paid in five equal annual installments of 20%. The first installment was paid upon the issuance by Sabine Pass Liquefaction on August 9, 2012 of NTP to Bechtel under the lump sum turnkey contract for the engineering, procurement and construction of Train 1 and Train 2 of the Liquefaction Project. The first installment of 35% of the Restricted Stock Award vested on August 9, 2012 and the remaining installments will vest as follows: 10%, 15%, 15% and 25% on the first, second and third and fourth anniversaries, respectively, of the issuance of NTP for Train 1 and Train 2 of the Liquefaction Project. The Long-Term Commercial Bonus Awards for Train 1 and Train 2 are described in more detail in the Compensation Discussion and Analysis under “Analysis of Executive Officers’ Total Compensation for 2012—Long-Term Commercial Bonus Awards for Train 1 and Train 2 under the 2011—2013 Bonus Plan.”

—	On December 21, 2012, the Compensation Committee approved a cash bonus award for the executive officers based on the achievement of the Company’s 2012 performance goals under the Corporate Annual Cash Bonus Pool of the 2011—2013 Bonus Plan and approved a cash bonus award for Mr. Souki in the amount of $650,000. The cash bonus award was paid on December 28, 2012.

—	On December 12, 2012, pursuant to the 2011-2013 Bonus Plan, the Compensation Committee approved a Long-Term Commercial Bonus Award for Train 3 and Train 4 for Mr. Souki and, on February 12, 2013, he received 400,000 shares of restricted stock of the Company as his Milestone Award and 200,000 shares of restricted stock of the Company as his Stock Price Award. The Milestone Award will vest based on the achievement of certain performance milestones and the Stock Price Award will vest based on the achievement of certain stock price hurdles. The Long-Term Commercial Bonus Awards for Train 3 and Train 4 are described in more detail in the Compensation Discussion and Analysis under “Long-Term Commercial Bonus Awards for Train 3 and Train 4 under the 2011—2013 Bonus Plan.”

On August 15, 2008, Cheniere Common Units Holding, LLC, a wholly owned subsidiary of the Company (“CCUH”), entered into a Credit Agreement (the “Credit Agreement”), pursuant to which certain lenders (the “Lenders”) agreed to make term loans of $250,000,000 in the aggregate to CCUH. One of the Lenders is Scorpion Capital Partners, L.P. (“Scorpion”), an affiliate of Nuno Brandolini, one of the Company’s directors. Under the Credit Agreement, Scorpion made a loan to the Company in the amount of $8,500,000. In connection with the Credit Agreement, the Company, CCUH and the Lenders also entered into an Investors’ Agreement on August 15, 2008, pursuant to which the loans were exchangeable into shares of the Company’s Series B Convertible Preferred Stock (“Series B Preferred Stock”) with limited voting rights and restrictions on conversion. As the Series B Preferred Stock was only convertible into common stock upon the sale of such shares in connection with an underwritten public offering, Scorpion could never own the shares of common stock. At a stockholders’ meeting held on June 16, 2011, the stockholders of the Company approved the direct issuance of Company common stock with full voting rights upon conversion of the loan held by Scorpion. Consistent with stockholder approval, the Company amended the loan held by Scorpion on September 13, 2011 to eliminate the conversion into Series B Preferred Stock and to provide for the direct conversion of such loan, at the option of Scorpion, into shares of Company common stock at a price of $5.00 per share. In 2012, the Company and Scorpion agreed to exchange the loan for 1,681,771 shares of Company common stock. Mr. Brandolini disclaims beneficial ownership of the shares of Company common stock held by Scorpion except to the extent of his pecuniary interest therein.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Under Section 16(a) of the Exchange Act, directors, certain officers and beneficial owners of 10% or more of any class of the Company’s stock (“Reporting Persons”) are required from time to time to file with the SEC and NYSE MKT LLC reports on ownership and changes of ownership. Reporting Persons are required to furnish the Company with copies of all Section 16(a) reports they file. Based solely on its review of forms and written representations received from Reporting Persons with respect to the fiscal year ended December 31, 2012, the Company believes that all filing requirements applicable to the Company’s officers, directors and greater than 10% stockholders were met on a timely basis.

Stockholder Proposals

Management anticipates that the Company’s 2014 annual stockholders’ meeting will be held during June 2014. Any stockholder who wishes to submit a proposal for action to be included in the proxy statement and form of proxy relating to the Company’s 2014 annual stockholders’ meeting must submit the proposal to the Company on or before December 27, 2013. Any such proposals should be timely sent to the Corporate Secretary, Cheniere Energy, Inc., 700 Milam Street, Suite 800, Houston, Texas 77002. Such proposal must meet all of the requirements of the SEC to be eligible for inclusion in the Company’s 2014 proxy materials. If a stockholder wishes to submit a proposal outside of the process of Rule 14a-8 under the Exchange Act, in order for such proposal to be considered “timely” for the purposes of Rule 14a-4(c) under the Exchange Act, the proposal must be received by the Company not later than March 12, 2014.

Communications with the Board of Directors

The Board of Directors maintains a process for stockholders to communicate with the Board of Directors. Stockholders wishing to communicate with the Board of Directors should send any communication to the Corporate Secretary, Cheniere Energy, Inc., 700 Milam Street, Suite 800, Houston, Texas 77002. Any such communication must state the number of shares beneficially owned by the stockholder making the communication. The Corporate Secretary will forward such communication to the full Board of Directors or to any individual director or directors to whom the communication is directed, unless the Corporate Secretary determines that the communication does not relate to the business or affairs of the Company or the functioning or constitution of the Board of Directors or any of its committees, relates to routine or insignificant matters that do not warrant the attention of the Board of Directors, is an advertisement or other commercial solicitation or communication, is frivolous or offensive, or is otherwise not appropriate for delivery to the directors. The director or directors who receive any such communication will have discretion to determine whether the subject matter of the communication should be brought to the attention of the full Board of Directors or one or more of its committees and whether any response to the person sending the communication is appropriate. Any such response will be made through the Corporate Secretary and only in accordance with the Company’s policies and procedures and the applicable laws and regulations relating to the disclosure of information.

Householding of Proxy Materials

The SEC’s rules permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement and annual report addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. Some brokers household proxy materials and annual reports, delivering a single proxy statement and annual report to multiple stockholders sharing an address, although each stockholder will receive a separate proxy card. Once a stockholder has received notice from his or her broker that they will be householding materials, householding will continue until the stockholder is notified otherwise or revokes consent. If at any time a stockholder no longer wishes to participate in householding and would prefer to receive a separate proxy statement and annual report, the stockholder should notify his or her broker. If a stockholder would like to receive a separate copy of this Proxy Statement for the Meeting, he or she should contact the Company by writing to the Corporate Secretary, Cheniere Energy, Inc., 700 Milam Street, Suite 800, Houston, Texas 77002.

Availability of Documents

The Company is including with this Proxy Statement a copy of its 2012 Annual Report on Form 10-K for the fiscal year ended December 31, 2012, which has been filed with the SEC and is incorporated in this Proxy Statement by reference. The Company will furnish to any person any exhibits described in the list accompanying such report upon payment of reasonable fees relating to the Company’s furnishing such exhibits. Requests for directions to the Meeting to vote in person or for copies of this Proxy Statement and the Annual Report (including exhibits thereto) for the Meeting and future stockholders meetings should be directed to the Corporate Secretary, Cheniere Energy, Inc., 700 Milam Street, Suite 800, Houston, Texas 77002. Paper or email copies of this Proxy Statement and the Annual Report (including exhibits thereto) for the Meeting can also be obtained free of charge by calling toll-free 1-877-375-5001 and asking for the Company’s Investor Relations Department or can be accessed at the Investor Relations section of our website at http://www.cheniere.com/corporate/ 2013_annual_meeting.shtml. Any such requests shall be made by May 21, 2013 to facilitate timely delivery.

By Order of the Board of Directors,

Cara E. Carlson Corporate Secretary

April 26, 2013

Exhibits:

A: 2011 Towers Watson U.S. Compensation Data Bank Energy Services Executive Database

Exhibit A

2011 CDB Energy Services Executive Compensation
Survey Report - U.S.	TOWERS WATSON

Overview of Survey Participants

Participant List - Total Sample

Acciona

AGL Resources

Allete

Alliant Energy

Ameren

American Electric Power

Areva

ATC Management

Avista

BG US Services Black Hills

California Independent System     Operator Calpine

CenterPoint Energy CH Energy Group Cleco

CMS Energy

Colorado Springs Utilities

Consolidated Edison

Constellation Energy

Covanta Holdings

CPS Energy

Crosstex Energy

DCP Midstream

Dominion Resources

DPL

DTE Energy

Duke Energy

Edison International

EDP Renewables North America     LLC

El Paso Corporation

El Paso Electric

Enbridge Energy

Energen

Energy Future Holdings

Energy Northwest

Entergy

EQT Corporation

ERCOT

Exelon

FirstEnergy

First Solar

GenOn Energy

Hawaiian Electric

Iberdrola Renewables

IDACORP

Integrys Energy Group

IPR - GDF SUEZ North America

ISO New England

Kinder Morgan

LES

LG&E and KU Energy Services Lower Colorado River Authority

McDermott

MDU Resources

MGE Energy

MidAmerican Holdings

Midwest Independent     Transmission System Operator

New York Independent System     Operator

New York Power Authority

NextEra Energy

Nicor

Northeast Utilities

Northwestern Energy NRG Energy NSTAR

Nuscale Power NV Energy NW Natural OGE Energy Oglethorpe Power Omaha Public Power Pacific Gas & Electric

Pepco Holdings

Pinnacle West Capital PJM Interconnection PNM Resources Portland General Electric PPL

Progress Energy

Proliance Holdings

Public Service Enterprise Group

Puget Energy

Regency Energy Partners LP

Salt River Project

Santee Cooper

SCANA

SemGroup

Sempra Energy

Southern Company Services

Southern Union Company

Southwest Power Pool

Spectra Energy

STP Nuclear Operating

TECO Energy

Tennessee Valley Authority

Trans Bay Cable

TransCanada

UIL Holdings

UniSource Energy

Unitil

Vectren

Westar Energy

Westinghouse Electric

Williams Companies

Wisconsin Energy

Wolf Creek Nuclear

Xcel Energy

CHENIERE ENERGY, INC.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 6, 2013

The undersigned hereby appoints Charif Souki, Meg Gentle and Cara E. Carlson, and each of them, any one of whom may act without joinder of the other, with full power of substitution and ratification, attorneys and proxies of the undersigned to vote all shares of Cheniere Energy, Inc. which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held in the Crystal Ballroom at the Post Rice Lofts, 909 Texas Avenue, Houston, Texas 77002 on Thursday, June 6, 2013 at 9:00 a.m. CDT, Houston, Texas time, and at any adjournment thereof.

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting. The Cheniere Energy, Inc. 2013 Proxy Statement, including the Notice of Annual Meeting and 2012 Annual Report on Form 10-K for the year ended December 31, 2012, is available on the following website:

http://www.cheniere.com/corporate/2013_annual_meeting.shtml.

THIS PROXY, WHEN PROPERLY EXECUTED AND RETURNED, WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE HEREON. IF NO CONTRARY SPECIFICATION IS MADE, THEN THIS PROXY (IF SIGNED) WILL BE VOTED “FOR” THE ELECTION OF THE THREE DIRECTOR NOMINEES NAMED IN PROPOSAL 1 AND “FOR” PROPOSALS 2 AND 3. WHETHER OR NOT SPECIFICATIONS ARE MADE, EACH OF THE PROXIES ARE AUTHORIZED TO VOTE IN HIS OR HER DISCRETION ON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ADJOURNMENT THEREOF.

PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY PROMPTLY IN THE ENCLOSED, PRE-ADDRESSED STAMPED ENVELOPE.

(TO BE VOTED AND SIGNED ON REVERSE SIDE)

Please date, sign and mail your proxy card back as soon as possible!

CHENIERE ENERGY, INC.

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF SUBMITTING YOUR PROXY BY INTERNET OR TELEPHONE,

BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK

SUBMIT A PROXY BY INTERNET – www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Daylight Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

SUBMIT A PROXY BY PHONE – 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Daylight Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

SUBMIT A PROXY BY MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Cheniere Energy, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

Please detach and return the bottom portion in the enclosed envelope. If you submit your proxy over the Internet or by telephone, please do not mail your card.

Proposals – The Board of Directors recommends a vote “FOR” all of the nominees listed and “FOR” Proposals 2 and 3.

1.	ELECTION OF DIRECTORS
		FOR		WITHHOLD
	Vicky A. Bailey	☐		☐
	David B. Kilpatrick	☐		☐
	G. Andrea Botta	☐		☐

			FOR	AGAINST	ABSTAIN
2.	Vote, on an advisory and non-binding basis, on the compensation of the Company’s named executive officers for fiscal year 2012 as disclosed in this Proxy Statement.		☐	☐	☐

		FOR	AGAINST	ABSTAIN
3.	Ratification of the appointment of Ernst & Young LLP as the Company’s independent accountants for the fiscal year ending December 31, 2013.	☐	☐	☐

☐	Address Change (make correction to left)

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders, dated April 26, 2013.

Signature

Title

Date
NOTE: Please sign exactly as your name appears on your stock certificate. When signing as executor, administrator, trustee or other representative, please give your full title. All joint owners should sign.